As filed with the Securities and Exchange Commission on September 14, 2011

Investment Company Act File No. 811-22493

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

(Check appropriate box or boxes)

☒           REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
☒                      Amendment No. 1

RAMIUS IDF MASTER FUND LLC

(Exact name of Registrant as specified in Charter)

599 Lexington Avenue, 19th Floor
New York, NY  10022
(Address of principal executive offices)

Registrant's Telephone Number, including Area Code: (212) 845-7900

Thomas W. Strauss
Ramius Alternative Solutions LLC
599 Lexington Avenue, 21st Floor
New York, NY  10022
(Name and address of agent for service)

Copy  to:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

EXPLANATORY NOTE

This Registration Statement of Ramius IDF Master Fund LLC (the "Registrant" or the "Fund") has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act").  However, limited liability company interests in the Registrant ("Interests") are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), since such Interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of, and/or Regulation D under, the Securities Act.  Investments in the Registrant may only be made by certain life insurance companies and their separate accounts to fund benefits under variable annuity contracts and variable life insurance policies offered by such participating insurance companies.  Such entities must meet the definition of an "accredited investor" in Regulation D under the Securities Act.  In addition, policy holders and contract owners of such life insurance companies and separate accounts are expected to each meet the definition of an "accredited investor" in Regulation D under the Securities Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any Interest in the Registrant.

2

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following documents:

Facing Sheet

Explanatory Note

Contents of Registration Statement

Part A

Part B

Part C

Signature Page

Exhibits

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

ITEM 3.  FEE TABLE.

This table describes the fees and expenses of the Fund that you will pay if you buy and hold Interests.  Based on estimates of expenses for the fiscal year ending March 31, 2012.

Investor Transaction Expenses
Maximum Sales Load (as a percentage of offering price)	None

Annual Expenses (as a percentage of net assets attributable to Interests)
Advisory Fee	0.75	%(1)
Other Expenses	1.75	%(2)
Acquired Fund Fees and Expenses	4.5	%(3)
Total Annual Expenses	7.0%

(1) The Advisory Fee is a fee computed at the monthly rate of 0.0625% (0.75% on an annualized basis) of the net assets of the Fund determined as of the first business day of each calendar month (including the amount of any capital contributions to the Fund made as of such date) and is due and payable in arrears within five business days after the end of each fiscal quarter.

(2) "Other expenses" are based on the amount of Fund operating expenses estimated for the fiscal year, other than the Advisory Fee.

(3) In addition to the Fund's direct expenses, the Fund indirectly bears a pro rata share of the expenses of Investment Funds in which the Fund invests. The Investment Funds generally charge management fees, performance-based fees or allocations and other expenses associated with their operations.  In particular, an Investment Fund is generally expected to be subject to management fees that range between 1.0%-2.5% of the total net assets managed by an Investment Manager and performance fees or incentive allocations that range between 15%-25% of its net capital appreciation (if any).  Fees and expenses of Investment Funds are based on historic fees and expenses.  Future Investment Funds' fees and expenses may be substantially higher or lower because certain fees are based on the performance of the Investment Funds, which may fluctuate over time.

The purpose of the table above and the example below is to assist an investor in understanding the various costs and expenses that an investor in the Fund will bear directly or indirectly.  The organizational and initial offering costs of the Fund are being borne by the Adviser and thus, are not reflected in the table above or in the example below.

Example	1 Year	3 Years	5 Years	10 Years

You would pay the following expenses on a $1,000 investment in the Fund, assuming a 5% annual return:	$74	$217	$352	$663

The table and example above reflect the estimated fees and expenses that a policy holder or contract owner will bear indirectly if a participating insurance company invests a portion of such policy holder's or contract owner's life insurance policy or annuity contract premiums in Interests, and is not a representation as to future expenses.  The owner of a life insurance policy or annuity contract is also expected to incur various fees and expenses related to its policy or contract, which expenses are not reflected herein.  If the table and examples included these fees and expenses, the fees and expenses shown in the table and the examples would be higher.  Actual expenses may be greater or less than those shown above, and the Fund's actual rate of return may be greater or less than the hypothetical 5% return assumed in the examples.

The Fund bears its own fees and expenses.  Such fees and expenses, include, but are not limited to: all investment-related expenses (including, but not limited to, fees paid directly or indirectly to Investment Managers (as defined below), transfer taxes and premiums, taxes withheld on foreign dividends); entity-level taxes; any interest expense; fees and disbursements of any attorneys and other service professionals engaged on behalf of the Fund; audit and tax preparation fees and expenses; administrative expenses and fees; custody and escrow fees and expenses; the costs of an errors and omissions/directors and officers liability insurance and a fidelity bond; the Advisory Fee payable to the Adviser; the Administration Fee; fees and travel-related expenses of the board of managers of the Fund (the "Board of Managers") who are not employees of the Adviser or any affiliate of the Adviser; all costs and charges for equipment or services used in communicating information regarding the Fund's transactions among the Adviser and any custodian or other agent engaged by the Fund; any extraordinary expenses; and such other expenses as may be approved from time to time by the Board of Managers.

Cipperman Compliance Services, LLC has been engaged to provide compliance services, including making available its employee, Brian Ferko, to serve as the Fund's Chief Compliance Officer.  The Master Fund pays Cipperman Compliance Services, LLC an annual fee of $36,000 for this service.

The Investment Funds bear various expenses in connection with their operations.  These expenses are similar to those incurred by the Fund.  The Investment Managers generally charge asset-based management fees to and receive performance-based fees or allocations from the Investment Funds, which effectively will reduce the investment returns of the Investment Funds.  These expenses, fees and allocations will be in addition to those incurred by the Fund.  As an investor in Investment Funds, the Fund will bear its pro rata share of the expenses and fees of the Investment Funds and will also be subject to performance allocations to the Investment Managers.

ITEM 8.  GENERAL DESCRIPTION OF THE REGISTRANT.

The Fund is a closed-end, non-diversified, management investment company that was organized as a limited liability company under the laws of the State of Delaware on September 22, 2010.  Interests in the Fund are being issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of, and/or Regulation D under, the Securities Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the Securities Act.  Investments in the Fund may be made only by "accredited investors," as defined in Regulation D under the Securities Act.

Investment Objectives and Practices

The Fund's investment objective is to seek capital appreciation with low volatility of investment returns and low correlation with equity and fixed income markets.  Ramius Alternative Solutions LLC (the "Adviser") serves as investment adviser of the Fund.

As a fund of hedge funds, the Fund pursues its investment objective through a multi-manager, multi-strategy investment program in which assets of the Fund are allocated to investment funds ("Investment Funds") managed by alternative asset managers ("Investment Managers") that primarily invest or trade using investment strategies that may include, but will not be limited to: equity- and credit-based directional, hedged and trading styles (which may include emerging markets); convertible/capital structure arbitrage; event-driven investing with respect to equity securities and distressed debt; fixed income relative value strategies and arbitrage; and discretionary global macro and commodity investments, including the use of futures and forward contracts traded on exchanges and in over-the-counter markets.  The Investment Funds in which the Fund will invest generally will be private funds that are not registered under the 1940 Act.  However, the Fund may also invest in 1940 Act registered funds.

While not necessarily a complete list, the strategies employed by the Investment Managers for the Investment Funds are generally expected to include (but are not limited to) one or more of the following:

1.
Equity Based:    Investment Funds where the Investment Managers construct portfolios consisting of long and short equity positions across global equity markets, with a strong focus on capital preservation and alpha generation, and with leverage commonly employed.  The Investment Manager's stock picking ability, on both the long and the short side, is key to the success of these Investment Funds.  The short positions may be opportunistic or instituted solely for hedging purposes.  Individual stock options may be used in place of a short equity position and equity index options may be used as a portfolio hedge. This classification is very broad, and key factors driving investment performance vary with each investment style vary as does the expected rate of change in market exposures employed by the Investment Manager.  The three dominant investment styles that Investment Managers of the Fund are expected to employ are described below.

•
Directional Investment Style - This style centers on valuation of the underlying instruments and investment as well as the market as whole to be favorable. In addition the Investment Manager is not expected to change their net market exposure dramatically over a six months time period even as the overall market environment itself changes.

•
Hedged Investment Style - This style is more flexible in the rate of change that such Investment Managers make to the gross and net exposure of their underlying portfolios. A stable and significant degree of dispersion across securities is an important driver of return across an Investment Manager's gross portfolio exposure.

•
Trading Investment Style -  A trading investment style seeks to profit from higher levels of realized market volatility giving rise to shorter term price momentum and mean reversion trading opportunities.  The Investment Funds typically invest in a portfolio of long and short equity positions, with leverage commonly employed.  Investment Managers employ a high degree of flexibility in how they change their overall exposure to the market for both return and risk management reasons.

2.
Credit-Based:  This strategy aims to generate return via positions in the credit-sensitive sphere of the fixed income markets. The strategy generally involves the purchase of corporate bonds with hedging of the interest exposure.  Investment Managers can generally purchase any type of security in the capital structure, including companies suffering financial distress. These instruments can include a myriad of securities such as corporate bonds, mortgages, suppliers' claims and bank loans.  Credit and other derivatives are used to establish the portfolio and for hedging purposes. The portfolios in this strategy normally have low interest rate exposure. Leverage tends to be low to moderate.  The same investment styles employed with equity-based strategies (directional, hedged and opportunistic trading) are used with respect to fixed-income securities by such Investment Managers, except that the underlying securities and other instruments employed are largely debt/fixed-income rather than equity securities.

Both the equity-based and credit-based Investment Funds described above may invest a percentage of their assets outside the U.S. or may concentrate their investments in a particular region, sector or industry, or in companies of a specific market capitalization size.  Investment Managers may lean toward or utilize exclusively a growth or value orientation, while others may employ a combination of growth and value orientation in selecting securities.  Investment Funds that invest in emerging markets incorporate equity and/or credit based investment strategies in the underlying equity and credit markets, including sovereign fixed income markets of developing countries. The investment styles employed across such countries can include directional hedged and to a lesser degree trading based investment styles.

3.
Convertible/Capital Structure Arbitrage:    Convertible arbitrage is designed to capitalize on the relationship between a convertible security (convertible bonds, convertible preferred stock and warrants) and its underlying equity security.  A typical position will involve the purchase of the convertible security and the short sale of the underlying common stock.  This hedged position can be constructed to take advantage of a bullish, neutral or bearish market outlook. Capital structure arbitrage attempts to profit from differentials within corporate bond, equity and derivatives markets.  Certain Investment Managers may also seek to hedge interest rate exposure.  Most Investment Managers employ some degree of leverage, ranging from zero to 10:1.  The equity hedge ratio may range from 30% to 100%.  As the default risk of the company is hedged by shorting the underlying common stock, the risk is considerably better than the credit rating of the unhedged bond.  The Investment Funds can be run with a directional bias (the Investment Manager makes bets on the direction of the equity market) or as market neutral (the direction of the market does not have a major impact on returns).

4.
Event-Driven Funds: This category includes Investment Managers employing strategies that involve investing in opportunities created by significant corporate events, such as mergers, acquisitions or other special situations which alter a company's financial structure or operating strategy: restructuring, liquidations, spin-offs, etc.  Risk management and hedging techniques are employed to protect the portfolio from deals that fail to materialize. In addition, accurately forecasting the timing of a transaction is an important element impacting the realized return.  The use of leverage may vary considerably.  The two broad categories investments will be made are equity orientated and debt orientated event-driven investments.  Positions may be taken in related securities of different companies or in different securities of the same issuer (such as equity/fixed-income securities or different types of fixed-income securities) for the purpose of arbitraging differences in their respective prices.

5.
Fixed-Income Relative Value Arbitrage: This investment strategy seeks profit by exploiting relative pricing discrepancies between fixed income securities, although such Investment Managers also may engage in relative value arbitrage with respect to other types of instruments such as equities, options and futures.  Fixed-income arbitrage is a generic description of a variety of strategies involving investment in related fixed-income securities in an attempt to eliminate or reduce exposure to interest rate risk.  Investment Managers attempt to exploit relative mispricings between related sets of fixed-income securities.  The generic types of fixed-income hedging trades include: yield-curve arbitrage, corporate versus Treasury yield spreads, municipal bond versus Treasury yield spreads and cash versus futures.  The Investment Managers may use mathematical, fundamental or technical analysis to determine unequal valuations.  Securities may be mispriced relative to the underlying security, related securities, groups of securities or the overall market. This strategy can range from very highly leveraged with aggressive return goals to a conservative, low volatility approach.  The Fund expects that Investment Funds employing this strategy will use leverage and seek opportunities globally.  Relative value arbitrage strategies can include sub-concentrations in dividend arbitrage, pairs trading, capital structure arbitrage, options arbitrage and yield curve trading.

6.
Discretionary Global Macro Hedge Funds: This category includes Investment Funds that typically make leveraged bets on anticipated price movements of stock markets, interest rates, foreign exchange currencies and commodities.  Global macro Investment Managers typically employ a "top-down" global approach and may invest in any market, using any instrument to participate in expected market movements.  These movements may result from forecasted shifts in world economics, political fortunes or global supply and demand for resources, both physical and financial.  Global macro Investment Managers generally create their investment positions by investing in stocks, bonds, futures, options, swaps, currencies and over-the-counter derivatives.  The "discretionary" style is meant to differentiate this subjective approach from a systematic trading approach such as those followed by commodity trading advisors ("CTAs") in connection with futures contracts in areas such as precious metals (gold, silver), grains (soybeans, corn, wheat), equity indexes (S&P futures, Dow futures, NASDAQ 100 futures), soft commodities (cotton, cocoa, coffee, sugar) as well as foreign currency and U.S government bond futures.  CTAs' trades are rules- or strictly quantitatively-based, and are executed predominantly in futures and forward contracts.  Among other things, CTAs can be differentiated by the use of technical and/or fundamental inputs, the frequency of the trading approach, the level of leverage utilized, and the markets traded.  The discretionary global macro strategy typically employs macroeconomic principles as well as price-orientated information to identify dislocations in asset prices on a global basis.  Trades are generally classified as either outright directional or relative value in nature.

The Fund will allocate the assets of the Fund and operate the Fund so that (i) no more than 55% of the value of the total assets of the Fund are represented by any one investment; (ii) no more than 70% of the value of the total assets of the Fund are represented by any two investments; (iii) no more than 80% of the value of the total assets of the Fund are represented by any three investments; and (iv) no more than 90% of the total assets of the Fund are represented by any four investments (the "Diversification Rules"), except as otherwise permitted by the Diversification Regulations (as defined below).

The Fund acknowledges that the Diversification Rules are intended to satisfy the diversification requirements set forth in Treasury Regulations Section 1.817-5(b) through 1.817-5(h) (the "Diversification Regulations") and shall be interpreted and applied in a manner consistent with such Diversification Regulations.

The Adviser is responsible for the allocation of assets to various Investment Funds, subject to such policies as may be adopted by the Board of Managers.  The Investment Managers expected to be selected by the Adviser generally conduct their investment programs through private investment funds that have investors other than the Fund.

The Adviser will apply a top-down asset allocation framework in selecting the Investment Managers for the Fund's portfolio.  Investment Managers are selected by the Adviser on the basis of various criteria following a thorough investment due diligence process that generally includes, among other things: review and evaluation of the Investment Manager's reputation, experience and training; review and evaluation of the Investment Manager's expertise in a particular investment strategy or investment strategies as well as the structure of the Investment Manager's portfolio and the types of securities or other instruments held; a quantitative review and risk assessment of the Investment Manager; the confirmation, and review of the effectiveness, of the Investment Manager's risk management discipline; review and evaluation of the Investment Manager's fee structure; legal due diligence, including a review of the offering and governing documents of the underlying Investment Funds to evaluate the rights and obligations of a holder of interests in such Investment Funds; operational due diligence, including on-site interviews of the Investment Manager's personnel and an assessment of the quality and stability of the Investment Manager's organization.

The Fund will seek to limit its investment position in any one Investment Fund to less than 5% of the Investment Fund's outstanding voting securities, absent an order of the Securities and Exchange Commission (the "SEC") (or assurances from the SEC staff) under which the Fund's contribution and withdrawal of capital from an Investment Fund in which it holds 5% or more of the outstanding voting securities will not be subject to various 1940 Act prohibitions on affiliated transactions.  The Fund also is not required to adhere to this 5% investment limitation to the extent that it relies on certain SEC rules that provide exemptions from 1940 Act prohibitions on affiliated transactions.  However, to facilitate investments in Investment Funds deemed attractive by the Adviser, the Fund may also elect to purchase non-voting securities of, or irrevocably waive its right to vote its interests in, Investment Funds.  In making the determination of whether to purchase non-voting securities or to waive voting rights, the Adviser will consider all pertinent factors, including the potential detriment to the Fund of owning securities that do not have voting rights.

Once an Investment Manager is selected by the Adviser, the Adviser will evaluate and monitor the Investment Manager on a periodic basis to determine whether its investment program continues to be consistent with the Fund's investment program and whether its investment performance continues to be satisfactory in the context of its chosen investment strategy.  In addition, new Investment Managers will be identified and considered on an ongoing basis. The allocation of the Fund's capital among Investment Managers will periodically be reviewed and adjusted as deemed appropriate by the Adviser, based on performance results, changed economic conditions and other factors.  The Fund's assets may be reallocated among existing Investment Managers, existing Investment Managers may be terminated and additional Investment Managers may be selected. During periods of adverse market conditions in the securities markets, as determined by the Adviser, the Fund may temporarily invest all or any portion of its assets in high quality fixed-income securities, money market instruments or other liquid investments, such as shares of money market funds.  The Fund may also invest in these types of securities or may hold its assets as cash pending the investment of assets in Investment Funds or to maintain the liquidity necessary to effect repurchases of interests or for other purposes, including to satisfy the Diversification Rules.

The Investment Managers utilized by the Fund may invest and trade in a wide range of instruments and markets and may pursue various investment strategies for hedging and non-hedging purposes.  When they determine it appropriate, Investment Managers generally may invest in cash and cash equivalents or in other pooled investment vehicles.  The Investment Managers are generally not limited in the markets (either by location or type, such as large capitalization, small capitalization or non-U.S. markets) in which they may invest or the investment disciplines that they may employ (such as value or growth or bottom-up or top-down analysis). Investment Managers generally may employ leverage in pursuing their investment programs.

Fundamental Investment Restrictions:

The Fund has adopted certain fundamental investment restrictions, which cannot be changed without the vote of a majority of the Fund's outstanding voting securities (as defined by the 1940 Act). The Fund's fundamental investment restrictions are as follows:

(1)	The Fund will not invest 25% or more of the value of its total assets in the securities (other than U.S. Government Securities) of issuers engaged in any single industry.

(2)
The Fund will allocate the assets of the Fund and operate the Fund so that (i) no more than 55% of the value of the total assets of the Fund are represented by any one investment; (ii) no more than 70% of the value of the total assets of the Fund are represented by any two investments; (iii) no more than 80% of the value of the total assets of the Fund are represented by any three investments; and (iv) no more than 90% of the total assets of the Fund are represented by any four investments, except as otherwise permitted by the Diversification Regulations.

(3)
The Fund will not issue senior securities representing stock, except that, to the extent permitted by the 1940 Act, (a) the Fund may borrow money from banks, brokers and other lenders, to finance portfolio transactions and engage in other transactions involving the issuance by the Fund of "senior securities" representing indebtedness, and (b) the Fund may borrow money from banks for temporary or emergency purposes or in connection with repurchases of, or tenders for, Interests.

(4)
The Fund will not underwrite securities of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act in connection with the disposition of its portfolio securities.

(5)
The Fund will not make loans of money or securities to other persons, except through purchasing fixed-income securities, lending portfolio securities or entering into repurchase agreements in a manner consistent with the Fund's investment policies.

(6)
The Fund will not purchase or sell commodities or commodity contracts, except that it may purchase and sell foreign currency, options, futures and forward contracts, including those related to indexes, and options on indices, and may invest in commodity pools and other entities that purchase and sell commodities and commodity contracts.

(7)	The Fund will not purchase, hold or deal in real estate, except that it may invest in securities that are secured by real estate or that are issued by companies that invest or deal in real estate.

The investment objective of the Fund is also fundamental and may not be changed without a vote of a majority of the Fund's outstanding voting securities.  The investment restrictions and other policies described herein do not apply to Investment Funds.  If a percentage restriction is adhered to at the time of an investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of the Fund's total assets, unless otherwise stated, will not constitute a violation of such restriction or policy.

Risk Factors:

The Fund's investment program is speculative and entails substantial risks.  There can be no assurance that the Fund's investment objective will be achieved.  The Fund's performance will depend on the performance of the Investment Managers with which the Fund invests, and the Adviser's ability to select, allocate and reallocate effectively the Fund's assets among them.  Use of leverage, short sales and derivative transactions by the Investment Managers can, in certain circumstances, result in significant losses for the Investment Funds and consequently, the Fund.  The value of an investment in the Fund will fluctuate with changes in the values of the Fund's investments.

The Fund is a "non-diversified" investment company.  Thus, there are no percentage limitations imposed by the 1940 Act on the percentage of the Fund's assets that may be invested in the securities of any one issuer.

The investment performance of the Fund will depend on the performance of the Investment Managers with which the Fund invests, and the Adviser's ability to select Investment Managers and to allocate and reallocate effectively the Fund's assets among Investment Managers.

It is the responsibility of the Adviser to research and determine the identity of the Investment Managers, to satisfy itself as to the suitability of the terms and conditions of the investment companies they manage and to allocate and reallocate the Fund's assets among Investment Managers.

Investment Managers are generally chosen on the basis of some or all of the following selection criteria established by the Adviser, including an analysis of the Investment Manager's performance during various time periods and market cycles, the Investment Manager's reputation, experience, training and investment philosophy and policies, whether the Investment Manager has an identifiable track record and/or the degree to which the Investment Manager has a personal investment in the investment program.  In addition, the Investment Manager's ability to provide requested reporting and its internal controls are considered.  Prior to investing with a Investment Manager, the Adviser will meet with the Investment Manager to discuss the Investment Manager's investment program and organization.

An investment in the Fund involves the following general risks:

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Investors in the Fund ("Members") will bear the expenses of the Fund.  The fees and expenses of the Fund will include its share of the fees and expenses of the Investment Funds in which the Fund invests (including performance-based fees and allocations).  In addition, the Fund also will invest in Investment Funds that invest in other investment vehicles, and would in such cases indirectly bear the fees and expenses (if any) of those investment vehicles. As a result, Members will bear multiple levels of fees and expenses, which could be substantial.

•	Investing in the Fund can result in loss of invested capital. Use of leverage, short sales and derivative transactions by Investment Managers can result in significant losses to the Fund.

•	The Fund is a non-diversified fund and invests in Investment Funds that may not have diversified investment portfolios, thereby increasing investment risk.

•	There are special tax risks associated with an investment in the Fund. (See Item 10.4 and Item 23.)

•
Interests are not traded on any securities exchange or other market and are subject to substantial restrictions on transfer.  Liquidity will be provided to Members only through repurchase offers made from time to time by the Fund.  There can be no assurance that the Fund will make such repurchase offers or that Members tendering Interests for repurchase in any offer will have all of their tendered Interests repurchased by the Fund.

•
An investor who meets the conditions imposed by the Investment Managers for investment in the Investment Funds, including minimum initial investment requirements that may, in many cases, be substantially higher than $1,000,000, could invest directly in the Investment Funds or with the Investment Managers.  By investing in Investment Funds indirectly through the Fund, a Member bears a pro rata portion of the asset-based fees and other expenses of the Fund, and also indirectly bears a pro rata portion of the asset-based fees, performance-based fees or allocations and other expenses borne by the Fund as an investor in Investment Funds.

•
The fees and other expenses borne directly and indirectly by the Fund, including the fees, expenses and performance-based fees or allocations that are borne by the Fund as an investor in Investment Funds may be higher than those of most other registered investment companies.

Investing in Investment Funds involves special risks, including the following:

•
Investment Funds in which the Fund invests generally will not be registered as investment companies under the 1940 Act.  Therefore, the Fund, as an investor in Investment Funds, will not have the benefit of the protections afforded by the 1940 Act to investors in registered investment companies, such as mutual funds.

•
An Investment Fund may, in some cases, concentrate its investments in a single industry or group of related industries.  This increases the sensitivity of its investment returns to economic factors affecting that industry or group of industries.  However, the Fund will adhere to its own investment restrictions with respect to concentration of investments when investing in Investment Funds.

•
The Investment Funds will use a spectrum of investment strategies investing in different types of securities and financial instruments.  Such investments are affected by a variety of factors, including interest rates, corporate activities and general economic trends.  Please see Item 17 of this Registration Statement for a complete description of the risks associated with the investment strategies expected to be utilized by the Investment Managers.

•
The Adviser receives information from each Investment Manager regarding its investment performance and investment strategy.  However, the Adviser may have little or no means of independently verifying information provided by Investment Managers and thus, may not be able to ascertain whether Investment Managers are adhering to their disclosed investment strategies and their investment restrictions and risk management policies.  An Investment Manager may use proprietary investment strategies that are not fully disclosed to the Adviser and that may involve risks that are not anticipated by the Adviser.

•
The Fund relies primarily on information provided by Investment Managers in valuing its investments in Investment Funds.  There is a risk that inaccurate valuations provided by Investment Managers could affect the value of Interests and the amounts Members receive upon the repurchase of Interests.  Because Investment Funds provide net asset value information on a monthly basis, and provide audited financial reports only on an annual basis, the Fund generally will not be able to determine the fair value of its investments in Investment Funds or its net asset value other than as of the end of each month and may not be able to verify valuation information given to the Fund by Investment Managers.  Please see Item 17 of this Registration Statement for further information on the Fund's valuation policies.

•
The Adviser seeks to monitor each Investment Manager on a regular basis, by reviewing, among other things, information on performance, portfolio exposures and risk characteristics.  The identity and number of Investment Managers is likely to change over time.  The Adviser has developed a disciplined and detailed program for identifying, evaluating and monitoring Investment Managers.  The Adviser reviews the performance of each Investment Manager on at least a quarterly basis.  In addition, the Adviser performs a due diligence review of each Investment Manager with respect to the legal, compliance, accounting and other operations.  After allocating assets to a Investment Manager, the Adviser reviews the Investment Manager's investment performance and other factors in determining whether allocation of the Fund's assets to the Investment Manager continues to be appropriate.

•
Investment Managers typically charge asset-based management fees, and typically also are entitled to receive performance-based fees or allocations.  The Fund, as an investor in Investment Funds, will be subject to these fees and allocations, which will reduce the investment returns of the Fund.  These fees and allocations are in addition to the advisory fee the Fund pays to the Adviser.

•
The performance-based fees or allocations made by Investment Funds to their Investment Managers may create an incentive for Investment Managers to make investments that are riskier or more speculative than those that might have been made in the absence of performance-based fees or allocations.  In addition, because a performance-based fee or allocation is generally calculated on a basis that includes unrealized appreciation of an Investment Fund's assets, the fee or allocation may be greater than if it were based solely on realized gains.

•
Each Investment Manager will receive any performance-based fees or allocations to which it is entitled, irrespective of the performance of the other Investment Managers and the performance of the Fund generally.  Accordingly, an Investment Manager with positive performance may receive performance-based compensation from the Fund, which is borne indirectly by Members, even if the Fund's overall returns are negative.

•
Investment decisions for Investment Funds are made by Investment Managers independently of each other.  As a result, at any particular time, one Investment Fund may be purchasing an investment that is being sold by another Investment Fund.  Consequently, the Fund could incur indirectly certain transaction costs without accomplishing any net investment result.

•
To the extent the Fund purchases non-voting securities of an Investment Fund or waives its right to vote its interests in Investment Funds, it will not be able to vote on matters that require the approval of the investors in the Investment Fund, including matters that could adversely affect the Fund's investment in the Investment Fund.

•
The Fund may make additional investments in or effect withdrawals from Investment Funds only at certain specified times or, in the case of withdrawals, only if specified notice requirements are met.  As a result, the Fund may not be able to withdraw its investment in an Investment Fund promptly after it has made a decision to do so, which may result in a loss and adversely affect the Fund's investment return.

•
The ability of the Fund to make offers to repurchase interests in the Fund may be adversely affected by, among other things, lock-ups sometimes imposed by Investment Funds that either (i) prohibit the Fund from withdrawing its capital from the Investment Funds prior to expiration of specified periods following the Fund's investment or (ii) permit capital to be withdrawn only if the Fund pays a specified withdrawal fee.  In addition, the Fund's withdrawal of capital from Investment Funds may be adversely affected by the imposition of "gates" by the Investment Funds which restrict the capital that investors in the Investment Fund may withdraw from the Investment Funds (either as a percentage of the total capital of the Investment Fund or as a percentage of the capital account balance of the Fund) and by suspensions of withdrawals by the Investment Funds which can generally be implemented by the Investment Managers under specified circumstances.  These factors may adversely impact the liquidity of the Fund's investment portfolio and its ability to make offers to repurchase interests in the Fund.

•
In determining whether to approve an offer to repurchase Interests and the terms of such an offer, the Board of Managers will also consider whether any Members have a need to withdraw capital from the Fund to pay benefits under variable annuity contracts or under variable life policies or to pay charges or fees relating to such contract or policies, or to effect surrender or transfer requests from the owners of variable annuity contracts or variable life policies (or their annuitants or beneficiaries).  The Board of Managers will also consider the recommendations of the Adviser.  In this regard, the Adviser expects that generally it will recommend to the Board of Managers that the Fund offer to repurchase Interests from Members four times each year, effective as of the last day of each calendar quarter, commencing on June 30, 2012, based on the value of Interests determined as of the end of each calendar quarter.

•
Investment Funds may be permitted to distribute securities in kind to investors making withdrawals of capital.  Upon the Fund's withdrawal of all or a portion of its interest in an Investment Fund, the Fund may receive securities that are illiquid or difficult to value.  In such circumstances, the Adviser would determine whether to hold it in the Fund's portfolio or dispose of such securities immediately either through liquidation or by distributing such securities to Members.

•	Delays in Investment Manager reporting may delay reports of the Fund to Members.

ITEM 9.  MANAGEMENT

Item 9.1(a)
Board of Managers:  The Board of Managers has overall responsibility for the management and supervision of the operations of the Fund.  The initial Managers serving on the Board of Managers have been appointed by the organizational Member of the Fund (which is affiliated with the Adviser).  By signing the Limited Liability Company Agreement of the Fund (the "Company Agreement" or "LLC Agreement"), each Member will be deemed to have voted for the election of each of the Managers.  Any vacancy on the Board of Managers may be filled by the remaining Managers, except to the extent the 1940 Act requires the election of Managers by Members.  A majority of the Managers are persons who are not "interested persons" (as defined by the 1940 Act) of the Fund or the Adviser (the "Independent Managers").

Item 9.1(b)
Investment Adviser:  The Adviser, Ramius Alternative Solutions LLC, serves as the investment adviser of the Fund.  The Adviser is an indirect, wholly-owned subsidiary of Cowen Group, Inc. ("Cowen"), a leading diversified financial services firm that provides alternative investment management, investment banking, research and sales and trading services through its two principal business units, Ramius LLC (together with its subsidiaries, "Ramius") and Cowen and Company, LLC.  Cowen is a publicly held company.  The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act").  The Adviser and its affiliates serve as the investment advisers or sub-advisers of various private investment companies and other registered investment companies.  The offices of the Adviser are located at 599 Lexington Avenue, 19th Floor, New York, NY 10022, and its telephone number is 212-845-7900.

Pursuant to an investment advisory agreement between the Fund and the Adviser (the "Advisory Agreement"), the Adviser is responsible for developing, implementing and supervising the Fund's investment program and providing day-to-day management services to the Fund.  The Adviser is authorized, subject to the approval of the Board of Managers, and if required by the 1940 Act, the approval of members of the Fund, to retain one or more other organizations to provide any or all of the services required to be provided by the Adviser to the Fund or to assist in providing these services.  In consideration of the services provided by the Adviser pursuant to the Advisory Agreement, the Fund will pay the Adviser a fee computed at the monthly rate of 0.0625% (0.75% on an annualized basis) of the net assets of the Fund determined as of the first business day of each calendar month (including the amount of any capital contributions to the Fund made as of such date), which fee shall be due and payable in arrears within five business days after the end of each fiscal quarter (the "Advisory Fee").  The Advisory Fee will be appropriately adjusted or pro rated with respect to any capital that is contributed to the Fund on any day other than as of the first business day of a calendar month or is withdrawn from the Fund other than as of the end of the calendar month, based on the number of days such capital was invested in the Fund during the month.

Item 9.1(c)
Portfolio Management:  The day-to-day management of the Fund's portfolio, subject to such policies as may be adopted by the Board of Managers, will be the responsibility of the Adviser's Investment Management Committee (the "Portfolio Manager"), which is made up of the following individuals: Thomas W. Strauss, Stuart Davies and Vikas Kapoor.

Thomas W. Strauss is the Chief Executive Officer of the Adviser, a position he has held since its inception in January 1998. Mr. Strauss joined Ramius in 1995.

Stuart Davies is a Managing Director and the Chief Investment Officer of the Adviser, positions he has held since joining Ramius in January 2009.

Vikas Kapoor is a Managing Director and the Head of Risk Management and Portfolio Construction of the Adviser, positions he has held since joining Ramius in June 2008.

Item 21 provides additional information about the Portfolio Manager's compensation, other accounts managed by the Portfolio Manager, and the Portfolio Manager's ownership of securities in the Fund.

Item 9.1(d)
Administrator:  The Fund has retained J.D. Clark & Co., Inc. to provide various administration services to the Fund, including fund accounting, investor accounting, and taxation services.  In consideration for these services, the Fund will pay the Administrator a quarterly fee of $4,250 ($13,000 annually) (the "Administration Fee").  The Administrator also serves as the transfer agent for Interests.  The Administrator's principal business address is 2225 Washington Boulevard, Suite 300, Ogden, Utah, 84401-1409.

Item 9.1(e)	Custodians: UMB Bank, n.a. (the "Custodian") serves as custodian for the assets of the Fund. The Custodian's principal business address is 928 Grand Blvd., 5th Floor, Kansas City, MO 64106.

Item 9.1(f)
Expenses:  The Fund bears its own fees and expenses.  Such fees and expenses, include, but are not limited to: all investment related expenses (including, but not limited to, fees paid directly or indirectly to Investment Managers, all costs and expenses directly related to portfolio transactions and positions for the Fund's account such as direct and indirect expenses associated with the Fund's investments, including its investments in Investment Funds, transfer taxes and premiums, taxes withheld on foreign dividends and, if applicable in the event the Fund utilizes a subadviser, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees); all costs and expenses associated with the establishment of Investment Funds managed by subadvisers; any non-investment related interest expense; entity-level taxes; fees and disbursements of any attorneys, accountants and other service providers engaged by the Fund to represent or provide services to the Fund or the Independent Managers; audit and tax preparation fees and expenses; administrative expenses and fees; custody and escrow fees and expenses; the costs of an errors and omissions/directors and officers liability insurance policy and a fidelity bond; the Advisory Fee; fees payable to the Fund's member servicing agent; fees and travel-related expenses of members of the Board of Managers who are not employees of the Adviser or of any affiliated person of the Adviser; all costs and charges for equipment or services used in communicating information regarding the Fund's transactions among the Adviser and any custodian or other agent engaged by the Fund; any extraordinary expenses; and such other expenses as may be approved from time to time by the Board of Managers.

Item 9.1(g)	Affiliated Brokerage: Transactions for any Investment Fund organized by the Fund will not be effected on a principal basis with the Adviser or any of its affiliates.

Item 9.2	Non-resident Managers: Not Applicable

Item 9.3
Control Persons:  As the sole member of the Registrant, Ramius Alternative Solutions LLC is deemed to be a control person of the Registrant.  For purposes of this item, "control" means (1) the beneficial ownership, either directly or through one or more controlled companies, of more than 25 percent of the voting securities of a company; (2) the acknowledgment or assertion by either the controlled or controlling party of the existence of control; or (3) an adjudication under Section 2(a)(9) of the 1940 Act, which has become final, that control exists.

ITEM 10.  CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES

ITEM 10.1.  CAPITAL STOCK

The Fund is organized as a limited liability company under the laws of the State of Delaware and intends to be classified as a partnership for Federal tax purposes.  An investor in the Fund will be a Member and his or her rights in the Fund will be established and governed by the LLC Agreement which is attached as Appendix A hereto.  The following is a summary description of certain provisions of the LLC Agreement.  The description of such provisions is not definitive and reference should be made to the complete text of the LLC Agreement.

The security purchased by an Investor is an Interest, a limited liability company interest in the Fund.  All Interests shall be fully paid and nonassessable.  Investors shall have no preemptive or other rights to subscribe for any additional Interests.

The management and operation of the Fund and its business and affairs will be vested solely in a board of managers, and the members of the Board will be the "managers" of the Fund (each, a "Manager," and collectively, the "Managers").  In no event shall any Member, in his or her capacity as such, have any role in the management of the Fund's affairs.  The Members shall have power to vote only:  (i) for the election of Managers as provided in the following paragraph; (ii) with respect to any amendment of the LLC Agreement, to the extent and as provided therein; and (iii) with respect to such additional matters relating to the Fund as may be required by the LLC Agreement, applicable law or as the Board may consider necessary or desirable.  With respect to any matter requiring the vote of Members, the Members shall vote in proportion to the value of their respective capital accounts as of the record date applicable to the consideration of such matter.

There will normally be no meetings of Members for the purpose of electing Managers except that, in accordance with the 1940 Act:  (i) the Fund will hold a meeting of Members for the election of Managers at such time as less than a majority of the Managers holding office have been elected by Members; and (ii) if, as a result of a vacancy on the Board, less than two-thirds of the members of the Board holding office have been elected by the Members, that vacancy may be filled only by a vote of the Members.

The Board may admit Members to the Fund from time to time upon the execution by a prospective investor of an appropriate signature page to the LLC Agreement or upon the completion and execution, and the acceptance of the same by the Board, of a subscription agreement in a form specified by the Board from time to time.  The Board has the right to refuse to accept investments in the Fund for any reason.  Interests will be issued only in a transaction or transactions not requiring registration under the Securities Act.

The Fund may be dissolved (i) by written determination of the Board to dissolve the Fund; (ii) by vote of the Members of the Fund holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members, or (iii) as required by applicable law.  The Board will call a meeting of Members for the purpose of determining whether the Fund should be dissolved in the event that the Fund does not at least once during any two-year period beginning on the date on which any Member has submitted, in accordance with procedures specified in the LLC Agreement, notice requesting to tender its entire Interest for repurchase.

ITEM 10.2.  LONG-TERM DEBT.

Not applicable.

ITEM 10.3.  GENERAL.

Not applicable.

ITEM 10.4.  TAXES.

Classification of the Fund.  The Fund intends to operate as a partnership for Federal tax purposes that is not a publicly traded partnership taxable as a corporation.  If it were determined that the Fund should be taxable as a corporation for Federal tax purposes (as a result of changes in the Code, the Regulations or judicial interpretations thereof, a material adverse change in facts, or otherwise), the taxable income of the Fund would be subject to corporate income tax when recognized by the Fund; distributions of such income, other than in certain redemptions of Interests, would be treated as dividend income when received by the Members to the extent of the current or accumulated earnings and profits of the Fund; and Members would not be entitled to report profits or losses realized by the Fund. If it were determined that the Fund should be taxable as a corporation for Federal tax purposes, it could also adversely affect the Members' ability to satisfy the diversification requirements set forth in Regulations Section 1.817-5(b).

The Investment Funds in which the Fund invests may also operate as partnerships for Federal tax purposes.

As a partnership, the Fund is not itself subject to Federal income tax.  The Fund files an annual partnership information return with the Service which reports the results of operations.  Each Member is required to report separately on its income tax return its distributive share of the Fund's net long-term capital gain or loss, net short-term capital gain or loss and all other items of ordinary income or loss.  Each Member is allocated its distributive share of the Fund's taxable income and gain regardless of whether it has received or will receive a distribution from the Fund.

ITEM 10.5.  OUTSTANDING SECURITIES.

On or after the date of filing of this Registration Statement, the Interests will be issued to Members of the Fund.

ITEM 10.6.  SECURITIES RATINGS.

Not applicable.

ITEM 11.  DEFAULTS AND ARREARS ON SENIOR SECURITIES.

Not applicable.

ITEM 12.  LEGAL PROCEEDINGS.

None.

ITEM 13.  TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION.

Not applicable.

PART B

Part B of this Registration Statement should be read in conjunction with Part A.  Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A of this Registration Statement.

ITEM 14.  COVER PAGE.

Not applicable.

ITEM 15.  TABLE OF CONTENTS.

Not applicable.

ITEM 16.  GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 17.  INVESTMENT OBJECTIVE AND POLICIES.

Part A contains basic information about the investment objective, policies and limitations of the Fund.  This Part B supplements the discussion in Part A of the investment objective, policies, and limitations of the Fund.

Certain Strategies Used by the Investment Funds

As described above, the Investment Funds will use a spectrum of investment strategies investing in different types of financial instruments, some of which may not be marketable.  Investment in financial instruments is speculative, prices are volatile and market movements are difficult to predict.  Supply and demand for financial instruments change rapidly and are affected by a variety of factors, including interest rates, corporate activities and general economic trends.

In addition to these general investment risks, the Fund may use investment techniques that could subject the assets they manage to certain risks; some, but not all, of these techniques and risks are summarized below.

Risks Related to Convertible/Capital Structure Arbitrage

Convertible Bond Arbitrage.  The success of the investment activities involving convertible bond arbitrage will depend on the Investment Managers' ability to identify and exploit price discrepancies in the market.  Identification and exploitation of the market opportunities involve uncertainty.  No assurance can be given that the Investment Managers will be able to locate investment opportunities or to correctly exploit price discrepancies.  A reduction in the pricing inefficiency of the markets in which the Adviser will seek to invest will reduce the scope for the Investment Managers' investment strategies.  In the event that the perceived mispricings underlying the Investment Managers' positions were to fail to materialize as expected by the Investment Managers, the Fund could incur a loss.

Non-Investment Grade Convertible Securities.  Many convertible securities, including high income convertible securities, are not investment grade.  Because an Investment Fund will invest in convertible securities and other fixed-income securities that are rated in the lower rating categories by the various credit rating agencies or are not rated, the Investment Manager must take into account the special nature of such securities and certain special considerations in assessing the risks associated with such investments.  Securities in the lower-rated and non-rated categories are subject to greater risk of loss of principal and interest than higher-rated securities and are generally considered to be predominantly speculative with respect to the issuer's capacity to pay interest and repay principal.  They are also generally considered to be subject to greater risk than securities with higher ratings in the case of deterioration of general economic conditions.  Because investors generally perceive that there are greater risks associated with lower-rated and non-rated securities, the yields and prices of such securities may be more volatile than those for higher-rated securities.  The market for lower-rated and non-rated securities is thinner, often less liquid, and less active than that for higher-rated securities, which can adversely affect the prices at which these securities can be sold and may even make it difficult to sell such securities.  The limited liquidity of the market may also adversely affect the ability of the Adviser and the Investment Managers to arrive at a fair value for certain lower-rated and non-rated securities at certain times.

It should be recognized that an economic downturn or increase in interest rates is likely to have a negative effect on the value of non-investment grade securities held by the Investment Funds as well as on the ability of the securities' issuers, especially highly leveraged issuers, to service principal and interest payment obligations to meet their projected business goals or to obtain additional financing.  Moreover, the prices of such lower-rated securities have been found to be more sensitive to changes in prevailing interest rates than higher-rated investments.  If the issuer of a fixed-income security owned by the Investment Funds defaults, the Fund may incur additional expenses to seek recovery and the possibility of any recovery can be subject to the expense and uncertainty of insolvency proceedings.

Risks Related to Event-Driven Investments

Activist Trading Strategy.  The success of the Fund's investments in Investment Funds that pursue an activist trading strategy may require, among other things:  (i) that the Investment Manager properly identify companies whose securities prices can be improved through corporate and/or strategic action; (ii) that the Investment Fund acquire sufficient securities of such companies at a sufficiently attractive price; (iii) that the Investment Fund avoid triggering anti-takeover and regulatory obstacles while aggregating its position; (iv) that management of companies and other security holders respond positively to the Investment Manager's proposals; and (v) that the market price of a company's securities increases in response to any actions taken by companies.  There can be no assurance that any of the foregoing will succeed.

Successful execution of an activist strategy will depend on the cooperation of security holders and others with an interest in the company.  Some security holders may have interests which diverge significantly from those of the Investment Fund and some of those parties may be indifferent to the proposed changes.  Moreover, securities that the Investment Manager believes are fundamentally undervalued or incorrectly valued may not ultimately be valued in the capital markets at prices and/or within the time frame the Investment Manager anticipates, even if the Investment Fund's strategy is successfully implemented.  Even if the prices for a company's securities have increased, there is no assurance that the Investment Fund will be able to realize any increase in the price of such securities.

Event-Driven Strategies.  Event-driven strategies generally incur significant losses when proposed transactions are not consummated.  The consummation of mergers, tender offers, and exchange offers and other significant corporate events can be prevented or delayed by a variety of factors, including: (i) regulatory intervention; (ii) efforts by the target company to pursue a defensive strategy, including a merger with, or a friendly tender offer by, a company other than the offeror; (iii) failure to obtain the necessary shareholder approvals; (iv) adverse market or business conditions resulting in material change or termination of the pending transaction; (v) additional requirements imposed by law; and (vi) inability to obtain adequate financing.

Merger Arbitrage.  Merger arbitrage is a strategy that seeks to profit from changes in the price of securities of companies involved in extraordinary corporate transactions.  The difference between the price paid by an Investment Manager for securities of a company involved in an announced extraordinary corporate transaction and the anticipated value to be received for such securities upon consummation of the proposed transaction will often be very small.  Since the price bid for the securities of a company involved in an announced extraordinary corporate transaction will generally be at a significant premium above the market price prior to the announcement, if the proposed transaction appears likely not to be consummated or in fact is not consummated or is delayed, the market price of the securities will usually decline sharply, perhaps by more than the Investment Manager's anticipated profit, even if the security's market price returns to a level comparable to that which exists prior to the announcement of the deal.

Numerous factors, such as the possibility of litigation between the participants in a transaction, the requirement to obtain mandatory or discretionary consents from various governmental authorities or others, or changes in the terms of a transaction either by the initial participants or as a result of the entry of additional participants, make any evaluation of the outcome of an arbitrage situation uncertain; and these uncertainties may be increased by legal and practical considerations that limit the access of the Investment Managers to reliable and timely information concerning material developments affecting pending transactions, or that cause delays in the consummation of transactions resulting in an increase of the Fund's costs.

Major Stock Market Correction.  A major stock market correction may result in the widening of arbitrage spreads generally and in the termination of some M&A transactions.  In the event of such a correction, to the extent the portfolios contain stock-for-stock transactions, short positions held by the Investment Funds in acquiring companies are anticipated to provide a significant but not complete offset to the potential losses on long positions held by the Investment Funds in target companies.  A major stock market correction may also adversely affect the number and frequency of publicly announced M&A transactions available for investment by the Investment Funds.

Certain Non-U.S. Securities; Potential Portfolio Currency Exchange Risks.  Investment Funds may invest in securities and other instruments of certain non-U.S. corporations and countries.  Investing in the securities of companies (and governments) in certain countries (such as emerging nations or countries with securities markets that are not as well regulated as in the U.S. or certain European Union countries, for that matter) involves certain considerations not usually associated with investing in securities of United States companies or the United States government, including, among other things, political and economic considerations, such as greater risks of expropriation, nationalization and general social, political, and economic instability; the small size of the securities markets in such countries and the low volume of trading, resulting in potential lack of liquidity and in price volatility; fluctuations in the rate of exchange between currencies and costs associated with currency conversion and exchange rate hedging transactions; certain government policies that may restrict the Fund's investment opportunities; and, in some cases, government regulation and financial reporting standards that are less effective than that which is associated with securities markets in the United States.  Nonetheless, the fundamental considerations of merger arbitrage investment apply to international and domestic transactions alike.  The Investment Managers will evaluate the specific investment risks associated with international transactions, including the foregoing risks and the risks associated with appropriate hedging of currency exchange risks, and how best to mitigate them prior to making any final determination whether to invest in non-U.S. M&A transactions.

Termination or Renegotiation of Transactions.  If an M&A transaction is terminated or renegotiated, the Investment Fund may lose a portion of its investment.  This result reflects (i) the potential loss of all or substantial portion of the control premium an acquiror typically offers in order to purchase a target company; and (ii) additional price declines in the event the transaction is being terminated or negatively renegotiated due to a material adverse change in the business, competitive or financial condition of the target company.  If the transaction involves a stock-for-stock exchange, the Investment Fund may also lose on its short position in the acquiror's stock if and when short covering by arbitrageurs increases the price of the acquiror's stock.

While the Investment Managers use hedging techniques to mitigate the effects of termination or renegotiation of portfolio transactions, the most effective defenses against this risk are:  (i) continuous research to monitor and evaluate the status of each transaction; (ii) the Investment Managers' willingness to exit a position if desirable; and (iii) diversification of the portfolio (an Investment Fund will typically invest in numerous M&A transactions simultaneously, subject to the availability of suitable prospective M&A transactions for investment and the potential for sudden Investment Fund withdrawals or in-flows of cash into the Investment Fund).

Trading Execution.  Fluctuations in the market price of target and acquiror stocks present the potential for trading execution risk.  An Investment Manager may guard against execution risk by placing its trading orders involving stock-for-stock transactions on a spread basis, whereby the executing broker buys shares of the target company and simultaneously sells short shares of the acquiring company for a defined profit spread.  This trading practice effectively minimizes trading execution risk to the Investment Fund on such transactions.

Proxy Contests and Unfriendly Transactions.  An Investment Fund may purchase securities of a company that is the subject of a proxy contest in the expectation that new management will be able to improve the company's performance or effect a sale or liquidation of its assets so that the price of the company's securities will increase.  If the incumbent management of the company is not defeated or if new management is unable to improve the company's performance or sell or liquidate the company, the market price of the company's securities will typically fall, which may cause the Investment Fund, and subsequently the Fund to suffer a loss.

In addition, where an acquisition or restructuring transaction or proxy fight is opposed by the subject company's management, the transaction often becomes the subject of litigation.  Such litigation involves substantial uncertainties and may impose substantial cost and expense on the company participating in the transaction.

Control Position.  An Investment Fund may obtain a controlling or other substantial position in a public or private company.  Such positions may or may not be obtained intentionally as the rights of the various classes of a company's securities may be affected by reorganization, bankruptcy restructuring or liquidation, which could result in holders of debt securities owning a controlling or substantial equity position in a company.  Should an Investment Fund obtain such a position, such entity may be required to make filings concerning its holdings with the SEC and it may become subject to other regulatory restrictions that could limit the ability of such Investment Fund to dispose of its holdings at the times and in the manner the relevant Investment Manager would prefer.  Violations of these regulatory requirements could subject the Investment Fund to significant liabilities.  Additionally, such control could impose additional risks of liability for environmental damage, product defects, failure to supervise management, violation of governmental regulations and other types of liability in which the limited liability generally characteristic of business operations may be ignored.

Effect of Investor Withdrawals on an Investment Manager's Ability to Influence Corporate Change.  From time to time an Investment Fund may seek to acquire enough of a company's shares or other equity to enable its Investment Manager, either alone or together with the members of any group with which the Investment Manager is acting, to influence the company to take certain actions, with the intent that such actions will maximize shareholder value.  If the investors in such an Investment Fund (including the Fund) request withdrawals representing a substantial portion of the Investment Fund's assets during any period when its Investment Manager (or members of any such group) are seeking to influence any such corporate changes, the Investment Manager may be compelled to sell some or all of the Investment Fund's holdings of the shares or other equity issued by such company in order to fund such investor withdrawal requests.  This may adversely impact, or even eliminate, the Investment Manager's (or the group's) ability to influence such changes and, thus, to influence shareholder value, possibly resulting in losses to the Investment Fund and subsequently, the Fund.

The Merger Arbitrage Business Is Extremely Competitive.  In any given transaction, arbitrage activity by other firms will tend to narrow the spread between the price at which a security may be purchased by an Investment Manager and the price it expects to receive upon consummation of the transaction.

Distressed Investment Assets.  An Investment Fund may invest in investment assets issued by companies in weak and/or deteriorating financial condition, experiencing poor operating results, needing substantial capital investment, perhaps having negative net worth, facing special competitive or product obsolescence problems or involved in bankruptcy or reorganization proceedings.  Investments of this type may involve substantial financial and business risks, which are often heightened by an inability to obtain reliable information about the issuers.  Such investments can result in significant or even total losses.  In addition, the markets for distressed investment assets are frequently illiquid.

Investing in Distressed Securities.  An Investment Fund, may invest in "below investment grade" securities and obligations of issuers in weak financial condition, including those experiencing poor operating results, having substantial capital needs or negative net worth, and/or facing special competitive or product obsolescence problems, and including companies involved in bankruptcy or other reorganization and liquidation proceedings.  These securities are likely to be particularly risky investments although they also may offer the potential for correspondingly high returns.  Among the risks inherent in investments in troubled entities is the fact that it frequently may be difficult to obtain information as to the true condition of such issuers.  Such investments also may be adversely affected by laws relating to, among other things, fraudulent transfers and other voidable transfers or payments, lender liability and the bankruptcy court's power to disallow, reduce, subordinate or disenfranchise particular claims.  Such companies' securities may be considered speculative, and the ability of such companies to pay their debts on schedule could be affected by adverse interest rate movements, changes in the general economic climate, economic factors affecting a particular industry, or specific developments within such companies.  In addition, there may not be a minimum credit standard that is a prerequisite to an Investment Fund's investment in any instrument, and a significant portion of the obligations and preferred stock in which an Investment Fund invests may be less than investment grade. Any one or all of the issuers of the securities in which an Investment Fund may invest may be unsuccessful or not show any return for a considerable period of time.  The level of analytical sophistication, both financial and legal, necessary for successful investment in companies experiencing significant business and financial difficulties is unusually high.  There is no assurance that an Investment Manager will correctly evaluate the value of the assets collateralizing such Investment Fund's loans or the prospects for a successful reorganization or similar action.  In any reorganization or liquidation proceeding relating to a company in which an Investment Fund invests, such Investment Fund may lose its entire investment, may be required to accept cash or securities with a value less than such Investment Fund's original investment and/or may be required to accept payment over an extended period of time.  Under such circumstances, the returns generated from an Investment Fund's investments may not compensate the investors adequately for the risks assumed.

In liquidation (both in and out of bankruptcy) and other forms of corporate reorganization, there exists the risk that the reorganization either will be unsuccessful (due to, for example, failure to obtain requisite approvals), will be delayed (for example, until various liabilities, actual or contingent, have been satisfied) or will result in a distribution of cash or a new security the value of which will be less than the purchase price to an Investment Fund of the security in respect to which such distribution was made.

In certain transactions, an Investment Fund may not be "hedged" against market fluctuations, or, in liquidation situations, may not accurately value the assets of the company being liquidated.  This can result in losses, even if the proposed transaction is consummated.

Risks Associated with Investments in Restructured Companies.  An Investment Fund, may invest in securities of companies that are experiencing significant financial or business difficulties, including companies involved in bankruptcy or other reorganization and liquidation proceedings.  Although such investments may result in significant returns to the Investment Fund and subsequently the Fund, they involve a substantial degree of risk.  Any one or all of the issuers of the securities in which an Investment Fund invests may not show any return for a considerable period of time, if ever.  The level of analytical sophistication, both financial and legal, necessary for successful investment in companies experiencing significant business and financial difficulties is unusually high.  There is no assurance that an Investment Manager will correctly evaluate the prospects for a successful reorganization or similar action.  In any reorganization or liquidation proceeding relating to a company in which an Investment Fund invests, such Investment Fund may lose its entire investment or may be required to accept cash or securities with a value less than the original investment.

Participation in the Reorganization Process.  An Investment Manager on behalf of the Investment Fund may participate on committees formed by creditors to negotiate with the management of financially troubled companies that may or may not be in bankruptcy or may negotiate directly with debtors with respect to restructuring issues.  If the Investment Fund does choose to join a committee, it would likely be only one of many participants, all of whom would be interested in obtaining an outcome that is in their individual best interests.  There can be no assurance that the Investment Fund would be successful in obtaining the results most favorable to it in such proceedings, although it may incur significant legal and other expenses in attempting to do so.  As a result of participation by the Investment Fund on such committees, the Investment Fund may be deemed to have duties to other creditors represented by the committee, which might thereby expose the Investment Fund to liability to such other creditors who disagree with the Investment Fund's actions.

Participation by the Investment Fund on such committees may cause it to be subject to certain restrictions on its ability to trade in a particular security and may also make it an "insider" for purposes of the federal securities laws.  Either circumstance will restrict the Investment Manager's ability to trade in or dispose of or acquire additional positions in a particular security when it might otherwise desire to do so.

Small- and Medium-Capitalization Companies.  A portion of the capital invested with an Investment Manager may be invested in the securities of companies with small- to medium-sized market capitalizations, including growth stage companies.  The securities of certain companies, particularly smaller-capitalization companies, involve higher risks in some respects than do investments in securities of larger companies.  For example, prices of small-capitalization and even medium-capitalization stocks are often more volatile than prices of large-capitalization stocks, and the risk of bankruptcy or insolvency of many smaller companies (with the attendant losses to investors) is higher than for larger, "blue-chip" companies.  In addition, due to thin trading in the securities of some small-capitalization companies, an investment in those companies may be illiquid.

Risks Related to Fixed Income Arbitrage and Credit-Based Investments

Investment in Fixed-Income Securities.  The value of fixed-income securities in which Investment Managers invest will change in response to fluctuations in interest rates.  Except to the extent that values are independently affected by currency exchange rate fluctuations, when interest rates decline, the value of fixed-income securities generally can be expected to rise.  Conversely, when interest rates rise, the value of fixed-income securities generally can be expected to decline.

The Investment Managers may invest in zero coupon bonds and deferred interest bonds, which are debt obligations issued at a significant discount from face value.  The original discount approximates the total amount of interest the bonds will accrue and compound over the period until maturity or the first interest accrual date at a rate of interest reflecting the market rate of the security at the time of issuance.  While zero coupon bonds do not require the periodic payment of interest, deferred interest bonds generally provide for a period of delay before the regular payment of interest begins.  Such investments experience greater volatility in market value due to changes in interest rates than debt obligations that provide for regular payments of interest.

Interest Rate Risk.  The Investment Funds, and therefore the Fund, are subject to the risk of a change in interest rates.  A decline in interest rates could reduce the amount of current income the Fund is able to achieve from interest on convertible debt and the proceeds of short sales.  An increase in interest rates could reduce the value of convertible securities owned by the Investment Funds.  To the extent that the cash flow from a fixed income security is known in advance, the present value (i.e., discounted value) of that cash flow decreases as interest rates increase; to the extent that the cash flow is contingent, the dollar value of the payment may be linked to then prevailing interest rates.  Moreover, the value of many fixed-income securities depends on the shape of the yield curve, not just on a single interest rate.  Thus, for example, a callable cash flow, the coupons of which depend on a short rate such as three-month LIBOR, may shorten (i.e., be called away) if the long rate decreases.  In this way, such securities are exposed to the difference between long rates and short rates.  The Investment Funds may also invest in floating rate securities.  The value of these investments is closely tied to the absolute levels of such rates, or the market's perception of anticipated changes in those rates.  This introduces additional risk factors related to the movements in specific interest rates that may be difficult or impossible to hedge, and that also interact in a complex fashion with prepayment risks.

Currency Exchange Rates.  A substantial portion of an Investment Fund's assets may be invested, directly and indirectly, in debt and equity securities denominated in currencies other than the U.S. dollar and in other financial instruments, the prices of which are determined with reference to currencies other than the U.S. dollar.  The Fund, however, values its securities and other assets in U.S. dollars.  To the extent currency risk is unhedged, the value of the Investment Fund's assets will fluctuate with U.S. dollar exchange rates as well as with price changes of the Investment Fund's investments in various local markets and currencies.  Thus, an increase in the value of the U.S. dollar compared to the other currencies in which an Investment Fund makes its investments will reduce the effect of increases and magnify the U.S. dollar equivalent of the effect of decreases in the prices of the Investment Fund's securities in their local markets.  Conversely, a decrease in the value of the U.S. dollar will have the opposite effect of magnifying the effect of increases and reducing the effect of decreases in the prices of the Investment Fund's non-U.S. dollar securities.  The Investment Funds also may utilize forward currency contracts and options to hedge against currency fluctuations, but there can be no assurance that such hedging transactions will be effective.

Debt Securities.  The Investment Fund's investment in fixed-income securities entails normal credit risks (i.e., the risk of non-payment of interest and principal) and market risks (i.e., the risk that interest rates and other factors will cause the value of the instrument to decline).  Fluctuations in the market value of fixed-income securities after their acquisition usually do not affect cash income from such securities but are reflected in the net asset value of the Investment Fund.  A fixed income security may be subject to withdrawal at the option of the issuer.  If a fixed income security held by the Investment Funds is called for redemption, the Investment Funds will be required to permit the issuer to redeem the security, which could have an adverse effect on the Fund's ability to achieve its investment objective.

General Credit Risks.  The value of any underlying collateral, the creditworthiness of the borrower and the priority of the lien are each of great importance.  The Fund cannot guarantee the adequacy of the protection of the Fund's interests, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests.  Furthermore, the Fund cannot assure that claims may not be asserted that might interfere with enforcement of the rights of the holder(s) of the relevant debt.  In the event of a foreclosure, the liquidation proceeds upon sale of such asset may not satisfy the entire outstanding balance of principal and interest on the loan, resulting in a loss to the Fund.  Any costs or delays involved in the effectuation of a foreclosure of the loan or a liquidation of the underlying property will further reduce the proceeds and thus increase the loss.  The Fund will not have the right to proceed directly against obligors on bank loans, high yield securities and other fixed-income securities selected by the Investment Managers (the "Reference Securities").

Credit Default Swaps.  The Investment Funds may enter into credit default swaps.  Under these instruments, the Investment Funds will usually have a contractual relationship only with the counterparty of such credit default swaps and not the issuer of the obligation (the "Reference Obligation") subject to the credit default swap (the "Reference Obligor").  The Investment Funds will have no direct right or recourse against the Reference Obligor with respect to the terms of the Reference Obligation nor any rights of set-off against the Reference Obligor, nor any voting rights with respect to the Reference Obligation.  The Investment Funds will not directly benefit from the collateral supporting the Reference Obligation and will not have the benefit of the remedies that would normally be available to a holder of such Reference Obligation.  In addition, in the event of the insolvency of the credit default swap counterparty, the Investment Funds will be treated as a general creditor of such counterparty and will not have any claim with respect to the Reference Obligation.  Consequently, the Investment Funds will be subject to the credit risk of the counterparty and in the event the Investment Funds will be selling credit default swaps, the Investment Funds will also be subject to the credit risk of the Reference Obligor.  As a result, concentrations of credit default swaps in any one counterparty expose the Investment Funds to risk with respect to defaults by such counterparty.

High-Yield Bank and Bond Debt.  High-yield investments are generally not exchange traded and, as a result, these instruments trade in a smaller secondary market than exchange-traded bonds.  In addition, the Investment Funds may invest in bonds and bank debt of issuers that do not have publicly traded equity securities, making it more difficult to hedge the risks associated with such investments.  High-yield investments that are below investment grade or unrated face ongoing uncertainties and exposure to adverse business, financial or economic conditions.  The market values of certain of these non-investment grade and unrated debt investments tend to reflect individual corporate developments to a greater extent than do higher-rated investments, which react primarily to fluctuations in the general level of interest rates, and tend to be more sensitive to economic conditions than are higher-rated investments.  Companies that issue such investments are often highly leveraged and may not have available to them more traditional methods of financing.  It is possible that a major economic recession could disrupt severely the market for such investments and may have an adverse impact on the value of such investments.  In addition, it is possible that any such economic downturn could adversely affect the ability of the issuers of such investments to repay principal and pay interest thereon and increase the incidence of default of such investments.

Bank Debt Transactions.  Bank debt will be included as Reference Securities.  Special risks associated with investments in bank loans and participations include (i) the possible invalidation of an investment transaction as a fraudulent conveyance under relevant creditors' rights laws, (ii) so-called lender-liability claims by the issuer of the obligations, (iii) environmental liabilities that may arise with respect to collateral securing the obligations, and (iv) limitations on the ability of the holder of the interest affecting the Fund to directly enforce its rights with respect to participations.  Successful claims in respect of such matters may reduce the cash flow and/or market value of certain of the Reference Securities.

In addition to the special risks generally associated with investments in bank loans described above, the Investment Fund's investments in second-lien and unsecured bank loans will entail additional risks, including (i) the subordination of the Investment Fund's claims to a senior lien in terms of the coverage and recovery from the collateral and (ii) with respect to second-lien loans, the prohibition of or limitation on the right to foreclose on a second-lien or exercise other rights as a second-lien holder, and with respect to unsecured loans, the absence of any collateral on which the Investment Fund may foreclose to satisfy its claim in whole or in part.  In certain cases, therefore, no recovery may be available from a defaulted second-lien loan.

The Investment Fund's investments in bank loans of below investment grade companies also entail specific risks associated with investments in non-investment grade securities.  See "Non-Investment Grade Securities and Convertible Securities" for a description of risks also applicable to investments in bank loans of below investment grade companies.

Risks Related to Investing Globally and Global Macro Strategies

Investing Globally.  Issuers are generally subject to different accounting, auditing and financial reporting standards in different countries throughout the world.  The volume of trading, the volatility of prices and the liquidity of issuers may vary in the markets of different countries.  Hours of business, customs and access to these markets by outside investors may also vary.  In addition, the level of government supervision and regulation of securities exchanges, securities dealers and listed and unlisted companies is different throughout the world.  The laws of some countries may limit the Investment Managers' ability to invest in securities of certain issuers located in those countries.  In addition, there may be a lack of adequate legal recourse for the redress of disputes and in some countries the pursuit of such disputes may be subject to a highly prejudiced legal system.

Different markets also have different clearance and settlement procedures.  Delays in settlement could result in temporary periods when a portion of the assets of an Investment Fund are uninvested and no return is earned thereon.  The inability of Investment Managers to make intended security purchases due to settlement problems could cause the Investment Managers to miss attractive investment opportunities.  Inability to dispose of portfolio securities due to settlement problems could result either in losses by an Investment Manager, and therefore the Fund, due to subsequent declines in value of the portfolio security or, if such Investment Manager has entered into a contract to sell the security, could result in possible liability to the purchaser.

Investments in non-U.S. securities involve certain factors not typically associated with investing in U.S. securities including risks relating to (i) currency exchange matters (as noted above under "Currency Exchange Rates"); and (ii) differences between the U.S. and foreign securities markets, including the absence of uniform accounting, auditing and financial reporting standards and practices and disclosure requirements, and less government supervision and regulation.

With respect to certain countries, there is a possibility of expropriation or confiscatory taxation, imposition of withholding or other taxes on dividends, interest, capital gains or other income, limitations on the removal of funds or other assets managed by the Investment Managers, managed or manipulated exchange rates and other issues affecting currency conversion, political or social instability or diplomatic developments that could affect investments in those countries.  An issuer of securities may be domiciled in a country other than the country in whose currency the instrument is denominated.  The values and relative yields of investments in the securities markets of different countries, and their associated risks, are expected to change independently of each other.

These risks may be greater in emerging markets.

Global Macro Trading.  Global macro trading consists of trading in global fixed income, commodities, currency and equity markets, and their related derivatives, in order to exploit fundamental, economic, financial and political imbalances that may exist in and between markets throughout the world. The Investment Managers selected by the Investment Manager that utilize such strategy may be incorrect in their assessments of the existence and nature of the imbalances in financial markets that may be created from time to time by the influence of economic, political, regulatory, capital flow and sentiment factors.  As a result, the securities selected by such Investment Managers for the Investment Funds, and consequently the Fund, may lose value.

Risks Related to Hedged Equity and Long/Short Equity Investments

Equity Securities.  All equity investments involve market and other risks.  In addition, because of the nature of the Fund's investments (through the Investment Funds), the Fund may have higher levels of risk and volatility compared to other investment strategies.

Securities Believed to Be Undervalued or Incorrectly Valued.  Securities that Investment Managers believe are fundamentally undervalued or incorrectly valued may not ultimately be valued in the capital markets at prices and/or within the time frame the Investment Managers anticipate.  As a result, an Investment Fund may lose all or substantially all of its investment in any particular instance.  In addition, there is no minimum credit standard that is a prerequisite to an Investment Manager's investment in any instrument and some obligations and preferred stock in which an Investment Manager invests may be less than investment grade.

Stock Index Options.  Each Investment Manager may also purchase and sell call and put options on stock indices listed on securities exchanges or traded in the over-the-counter market for the purpose of realizing its investment objectives or for the purpose of hedging the Investment Fund's portfolio.  A stock index fluctuates with changes in the market values of the stocks included in the index.  The effectiveness of purchasing or writing stock index options for hedging purposes will depend upon the extent to which price movements in an Investment Manager's portfolio correlate with price movements of the stock indices selected.  Because the value of an index option depends upon movements in the level of the index rather than the price of a particular stock, whether an Investment Manager will realize gains or losses from the purchase or writing of options on indices depends upon movements in the level of stock prices in the stock market generally or, in the case of certain indices, in an industry or market segment, rather than movements in the price of particular stocks.  Accordingly, successful use by an Investment Manager of options on stock indices will be subject to the Investment Manager's ability to correctly predict movements in the direction of the stock market generally or of particular industries or market segments.  This requires different skills and techniques than predicting changes in the price of individual stocks.

Short Selling.  A short sale involves the sale of a security that the seller does not own in anticipation of purchasing the same security (or a security exchangeable therefor) at a later date at a lower price.  To make delivery to the buyer, the seller must borrow the security, and is obligated to return the security to the lender which is accomplished by a later purchase of the security.  When a short sale is made, the seller must leave the proceeds thereof with the broker and deposit with the broker an amount of cash or U.S. government securities sufficient under current margin regulations to collateralize its obligation to replace the borrowed securities that have been sold.  If short sales are effected on a non-U.S. exchange, such transactions will be governed by local law.  A short sale involves the risk of a theoretically unlimited increase in the market price of the security.  In addition, a short sale involves the risk that borrowed securities will have to be returned to the lender at a time when such securities cannot be borrowed from other sources, potentially requiring an Investment Fund to close a short sale transaction at an inopportune time or under disadvantageous circumstances.  Purchasing securities to close out the short position can itself cause the price of the securities to rise further, thereby exacerbating the loss.

Risks Associated with Investments in High-Yield Securities.  An Investment Fund may invest in high-yield securities.  Such securities are generally not exchange traded and, as a result, these instruments trade in a smaller secondary market than exchange-traded bonds.  In addition, the Investment Fund will invest in bonds of issuers that do not have publicly traded equity securities, making it more difficult to hedge the risks associated with such investments.  High-yield securities that are below investment grade or unrated face ongoing uncertainties and exposure to adverse business, financial or economic conditions that could lead to the issuer's inability to meet timely interest and principal payments.  The market values of certain of these lower-rated and unrated debt securities tend to reflect individual corporate developments to a greater extent than do higher-rated securities, which react primarily to fluctuations in the general level of interest rates, and tend to be more sensitive to economic conditions than are higher-rated securities.  Companies that issue such securities are often highly leveraged and may not have available to them more traditional methods of financing.  It is possible that a major economic recession could disrupt severely the market for such securities and may have an adverse impact on the value of such securities.  In addition, it is possible that any such economic downturn could adversely affect the ability of the issuers of such securities to repay principal and pay interest thereon and increase the incidence of default of such securities.

Other Investment Strategy Risks

Systematic Strategies.  A number of Investment Managers implement technical, systematic strategies.  The widespread use of technical trading systems frequently results in numerous managers attempting to execute similar trades at or about the same time, altering trading patterns and adversely affecting market liquidity.

Discretionary Strategies.  Certain of the Investment Managers are discretionary rather than systematic traders.  Discretionary Investment Managers may be prone to emotionalism and a lack of discipline in their trading.  Relying  on subjective trading judgment may produce less consistent results than those obtained by more systematic approaches.

Risks Related to Derivative Instruments and Futures

Derivative Instruments—Generally.  The Investment Managers may invest in derivative instruments, which may include options, swaps, structured securities and other instruments and contracts that are derived from, or the value of which is related to, one or more underlying securities, financial benchmarks, currencies or indices.  Derivatives typically allow an investor to hedge or speculate on the price movements of a particular security, financial benchmark currency, index or commodity at a fraction of the cost of investing in the underlying asset.  There is no assurance that derivatives that the Investment Fund wishes to acquire will be available at any particular time, on satisfactory terms or at all.  The prices of many derivative instruments, including many options and swaps, are highly volatile.

The value of a derivative depends largely upon price movements in the underlying asset.  Therefore, many of the risks applicable to trading the underlying asset are also applicable to derivatives of such asset.  However, there are a number of other risks associated with derivatives trading.  For example, because many derivatives are "leveraged," and thus provide significantly more market exposure than the money paid or deposited when the transaction is entered into, a relatively small adverse market movement can not only result in the loss of the entire investment, but may also expose the Investment Fund to the possibility of a loss exceeding the original amount invested.

In addition, derivative contracts may expose the Investment Fund to the credit risk of the parties with which the Investment Fund deals.  Non-performance of such contracts by counterparties, for financial or other reasons, could expose the Investment Fund to losses, whether or not the transaction itself was profitable.  Derivatives may also expose investors to liquidity risk, as there may not be a liquid market within which to close or dispose of outstanding derivatives contracts.

Counterparty Credit Risk.  Many of the markets in which the Investment Managers effect their transactions are "over-the-counter" or "interdealer" markets.  The participants in such markets are typically not subject to credit evaluation and regulatory oversight as are members of "exchange-based" markets.  To the extent an Investment Manager invests in swaps, derivative or synthetic instruments, or other over-the-counter transactions, on these markets, such Investment Manager may take credit risk with regard to parties with whom it trades and may also bear the risk of settlement default.  These risks may differ materially from those entailed in exchange-traded transactions which generally are backed by clearing organization guarantees, daily marking-to-market and settlement, and segregation and minimum capital requirements applicable to intermediaries.  Transactions entered directly between two counterparties generally do not benefit from such protections.  This exposes the Investment Fund to the risk that a counterparty will not settle a transaction in accordance with its terms and conditions because of a dispute over the terms of the contract (whether or not bona fide) or because of a credit or liquidity problem, thus causing the Investment Fund to suffer a loss.  Such "counterparty risk" is accentuated for contracts with longer maturities where events may intervene to prevent settlement, or where the Investment Manager has concentrated its transactions with a single or small group of counterparties.  In addition, in the case of a default, the Investment Fund could become subject to adverse market movements while replacement transactions are executed.  The Investment Managers are not restricted from dealing with any particular counterparty or from concentrating any or all of their transactions with one counterparty.  Moreover, the Investment Funds may have no internal credit function which evaluates the creditworthiness of its counterparties.  The ability of the Investment Managers to transact business with any one or number of counterparties, the lack of any meaningful and independent evaluation of such counterparties' financial capabilities and the absence of a regulated market to facilitate settlement may increase the potential for losses by the Investment Fund and, indirectly, the Fund.

Options and Swaps.  Price movements of options contracts and payments pursuant to swap agreements are influenced by, among other things, interest rates, changing supply and demand relationships, trade, fiscal, monetary and exchange control programs and policies of governments, and national and international political and economic events and policies.  The value of options and swap agreements also depends upon the price of the securities or currencies underlying them.  The Investment Managers are also subject to the risk of the failure of any of the exchanges on which their positions trade or of their clearinghouses or counterparties.

The Investment Managers may purchase and sell ("write") options on, among other things, securities and currencies on U.S. and non-U.S. commodities and securities exchanges, and in the U.S. and non-U.S. over-the-counter markets.  The seller ("writer") of a put option that is covered assumes the risk of an increase in the market price of the underlying security or currency above the sales price (in establishing the short position) of the underlying security or currency plus the premium received, and gives up the opportunity for gain on the underlying security or currency below the exercise price of the option.  The seller of an uncovered put option assumes the risk of a decline in the market price of the underlying security or currency below the exercise price of the option.  The buyer of a put option assumes the risk of losing its entire investment in the put option.

The writer of a call option that is covered assumes the risk of a decline in the market price of the underlying security or currency below the value of the underlying security or currency less the premium received, and gives up the opportunity for gain on the underlying security or currency above the exercise price of the option.  The seller of an uncovered call option assumes the risk of a theoretically unlimited increase in the market price of the underlying security or currency above the exercise price of the option.  The securities necessary to satisfy the exercise of the uncovered call option may be unavailable for purchase except at much higher prices.  Purchasing securities to satisfy the exercise of the uncovered call option can itself cause the price of the securities to rise further, sometimes by a significant amount, thereby exacerbating the loss.  The buyer of a call option assumes the risk of losing its entire investment in the call option.

Over-the-counter options generally are not assignable except by agreement between the parties concerned, and no party or purchaser has any obligation to permit such assignments.  The over-the-counter market for options is relatively illiquid, particularly for relatively small transactions which an Investment Fund may use in its investment strategies.

Futures Contracts.  An Investment Fund may trade in futures contracts (and options on futures).  Futures positions may be illiquid because, for example, most U.S. commodity exchanges limit fluctuations in certain futures contract prices during a single day by regulations referred to as "daily price fluctuation limits" or "daily limits."  Under such daily limits, during a single trading day no trades may be executed at prices beyond the daily limits.  Once the price of a contract for a particular future has increased or decreased by an amount equal to the daily limit, positions in the future can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit.  Futures contract prices on various commodities or financial instruments occasionally have moved the daily limit for several consecutive days with little or no trading.  Similar occurrences could prevent an Investment Fund from promptly liquidating unfavorable positions and subject it to substantial losses.  In addition, an Investment Fund may not be able to execute futures contract trades at favorable prices if trading volume in such contracts is low.  It is also possible that an exchange or a regulator (such as the SEC or the CFTC) may suspend trading in a particular contract, order immediate liquidation and settlement of a particular contract or order that trading in a particular contract be conducted for liquidation only.  In addition, the CFTC and various exchanges impose speculative position limits on the number of positions that may be held in particular commodities.  Trading in commodity futures contracts and options are highly specialized activities that may entail greater than ordinary investment or trading risks.  Furthermore, low margin or premiums normally required in such trading may provide a large amount of leverage, and a relatively small change in the price of a security or contract can produce a disproportionately larger profit or loss.

Margin on Futures.  In the futures markets, margin deposits are typically low relative to the value of the futures contracts purchased or sold.  In the forward, currency and certain other derivative markets, margin deposits may be even lower or may not be required at all.  Such low margin deposits are indicative of the fact that any commodity futures contract trading typically is accompanied by a high degree of leverage.  Low margin deposits mean that a relatively small price movement in a futures contract may result in immediate and substantial losses to the investor.  For example, if at the time of purchase 5% of the price of a futures contract is deposited as margin, a 5% decrease in the price of the futures contract would, if the contract is then closed out, result in a total loss of the margin deposit before any deduction for the brokerage commission.  Thus, like other leveraged investments, any purchase or sale of a commodity contract may result in losses in excess of the amount invested.

Forward Trading.  An Investment Fund may invest in forward contracts and options thereon, which, unlike futures contracts, are not traded on exchanges, and are not standardized; rather, banks and dealers act as principals in these markets, negotiating each transaction on an individual basis.  Forward and "cash" trading is substantially unregulated; there is no limitation on daily price movements and speculative position limits are not applicable.  For example, there are no requirements with respect to record-keeping, financial responsibility or segregation of customer funds or positions.  In contrast to exchange-traded futures contracts, interbank traded instruments rely on the fulfillment by the dealer or counterparty of its contract.  As a result, trading in interbank non-U.S. exchange contracts may be subject to more risks than futures or options trading on regulated exchanges, including, but not limited to, the risk of default due to the failure of a counterparty with which an Investment Fund has forward contracts.  Although an Investment Manager seeks to trade with responsible counterparties, failure by a counterparty to fulfill its contractual obligation could expose an Investment Fund to unanticipated losses.  The principals who deal in the forward markets are not required to continue to make markets in the currencies or commodities they trade and these markets can experience periods of illiquidity, sometimes of significant duration.  There have been periods during which certain participants in these markets have refused to quote prices for certain currencies or commodities or have quoted prices with an unusually wide spread between the price at which they were prepared to buy and that at which they were prepared to sell.  Disruptions can occur in any market traded by an Investment Fund due to unusually high or low trading volume, political intervention or other factors.  The imposition of credit controls by government authorities might also limit such forward trading to less than that which an Investment Manager would otherwise recommend, to the possible detriment of the Investment Fund and subsequently the Fund. Neither the CFTC nor banking authorities regulate forward currency trading through banks.  In respect of such trading, an Investment Fund would be subject to the risk of counterparty failure or the inability or refusal by a counterparty to perform with respect to such contracts.  Market illiquidity or disruption could result in major losses to an Investment Fund and subsequently the Fund.

Commodity Futures Contracts.  Trading in commodity interests may involve substantial risks.  The low margin or premiums normally required in such trading may provide a large amount of leverage, and a relatively small change in the price of a security or contract can produce a disproportionately larger profit or loss.  There is no assurance that a liquid secondary market will exist for commodity futures contracts or options purchased or sold, and an Investment Manager may be required to maintain a position until exercise or expiration, which could result in losses.

Futures positions may be illiquid because, for example, most U.S. commodity exchanges limit fluctuations in certain futures contract prices during a single day by regulations referred to as "daily price fluctuation limits" or "daily limits."  Once the price of a contract for a particular future has increased or decreased by an amount equal to the daily limit, positions in the future can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit.  Futures contract prices on various commodities or financial instruments occasionally have moved the daily limit for several consecutive days with little or no trading.  Similar occurrences could prevent an Investment Manager from promptly liquidating unfavorable positions and subject an Investment Fund, and therefore the Fund, to substantial losses.  In addition, Investment Managers may not be able to execute futures contract trades at favorable prices if trading volume in such contracts is low.  It is also possible that an exchange or the CFTC may suspend trading in a particular contract, order immediate liquidation and settlement of a particular contract, or order that trading in a particular contract be conducted for liquidation only.  In addition, the CFTC and various exchanges impose speculative position limits on the number of positions that may be held in particular commodities.  Trading in commodity futures contracts and options are highly specialized activities that may entail greater than ordinary investment or trading risks.

The price of stock index futures contracts may not correlate perfectly with the movement in the underlying stock index because of certain market distortions.  First, all participants in the futures market are subject to margin deposit and maintenance requirements.  Rather than meeting additional margin deposit requirements, investors may close futures contracts through offsetting transactions that would distort the normal relationship between the index and futures markets.  Second, from the point of view of speculators, the deposit requirements in the futures market are less onerous than margin requirements in the securities market.  Therefore, increased participation by speculators in the futures market also may cause temporary price distortions.  Successful use of stock index futures contracts by an Investment Manager also is subject to the Investment Manager's ability to correctly predict movements in the direction of the market.

Failure of Futures Commission Merchants.  Under the CEA, futures commission merchants are required to maintain customers' assets in a segregated account.  To the extent that an Investment Manager engages in futures and options contract trading and the futures commission merchants with whom the Investment Manager maintains accounts fail to so segregate the Investment Manager's assets, however, the Investment Manager will be subject to a risk of loss in the event of the bankruptcy of such futures commission merchants.  In certain circumstances, the Investment Manager might be able to recover, even in respect of property specifically traceable to the Investment Manager, only a pro rata share of all property available for distribution to a bankrupt futures commission merchant's customers.

Other Derivative Instruments.  The Investment Managers may take advantage of opportunities with respect to certain other derivative instruments that are not presently contemplated for use by the Investment Managers or that are currently not available, but that may be developed, to the extent such opportunities are both consistent with the investment objective of the relevant Investment Managers and legally permissible for the relevant Investment Managers.  Special risks may apply to instruments that are invested in by the Investment Managers in the future that cannot be determined at this time or until such instruments are developed or invested in by the Investment Managers.  Certain swaps, options and other derivative instruments may be subject to various types of risks, including market risk, liquidity risk, the risk of non-performance by the counterparty, including risks relating to the financial soundness and creditworthiness of the counterparty, legal risk and operations risk.

Leverage

The Investment Managers may directly or indirectly borrow funds from brokerage firms and banks.  In addition, Investment Managers may "leverage" their investment return with options, swaps, forwards and other derivative instruments.  While leverage presents opportunities for increasing an Investment Fund's total return, it has the effect of potentially increasing losses as well.  Accordingly, any event that adversely affects the value of an investment, either directly or indirectly, by an Investment Manager would be magnified to the extent that leverage is employed by such Investment Manager.  The cumulative effect of the use of leverage by an Investment Manager, directly or indirectly, in a market that moves adversely to the investments of the entity employing the leverage could result in a loss to the Investment Fund and subsequently the Fund that would be greater than if leverage were not employed by such Investment Manager.  In addition, to the extent that an Investment Manager borrows funds, the rates at which they can borrow will affect the operating results of the Investment Fund.

In general, an Investment Manager's anticipated use of short-term margin borrowings results in certain additional risks to the Fund.  For example, should the securities that are pledged to brokers to secure the Investment Manager's margin accounts decline in value, or should brokers from which the Investment Manager has borrowed increase their maintenance margin requirements (i.e., reduce the percentage of a position that can be financed), then the Investment Fund could be subject to a "margin call," pursuant to which the Investment Fund must either deposit additional funds with the broker or suffer mandatory liquidation of the pledged securities to compensate for the decline in value.  In the event of a precipitous drop in the value of the assets of an Investment Fund, the Investment Manager might not be able to liquidate assets quickly enough to pay off the margin debt and might suffer mandatory liquidation of positions in a declining market at relatively low prices, thereby incurring substantial losses for the Investment Fund and, indirectly, the Fund.

The 1940 Act requires an investment company to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time the investment company incurs the indebtedness (the "Asset Coverage Requirement").  This means that the value of the investment company's total indebtedness may not exceed one-third the value of its total assets (including such indebtedness).  Such limits do not apply to unregistered Investment Funds and, therefore, the Fund's portfolio may be exposed to the risk of highly leveraged investment programs of certain Investment Funds and the volatility of the value of Interests may be great.

In order to obtain "leveraged" market exposure in certain investments and to increase overall returns, an Investment Manager may purchase options and other synthetic instruments that do not constitute "indebtedness" for purposes of the Asset Coverage Requirement.  These instruments may nevertheless involve significant economic leverage and therefore may, in some cases, involve significant risk of loss.

Valuations

Certain securities in which Investment Managers invest may not have a readily ascertainable market price.  Such securities will nevertheless generally be valued by the applicable Investment Manager, which valuation will be conclusive with respect to its Investment Fund, even though Investment Managers will generally face a conflict of interest in valuing such securities because the value thereof will affect their compensation.

The Fund will compute its net asset value as of the last business day of each "fiscal period". Such computation is expected to occur on a monthly basis and other times at the Board of Manager's discretion. In determining its net asset value, the Fund will value its investments as of such fiscal period-end. The net asset value of the Fund will equal the value of the assets of the Company, less all of its liabilities, including accrued fees and expenses. The value of a Member's capital account will equal the net asset value of the Fund, multiplied by such Member's investment percentage.

The net asset value of the Fund will equal the value of the total assets of the Fund less all of its liabilities, including accrued fees and expenses. The Board of Managers has approved procedures pursuant to which the Fund will value its investments in Investment Funds at fair value. In accordance with these procedures, fair value as of each fiscal period-end ordinarily will be the value determined as of such fiscal period end for each Investment Fund in accordance with the Investment Fund's valuation policies and reported at the time of the Fund's valuation. As a general matter, the fair value of the Fund's interest in an Investment Fund will represent the amount that the Fund could reasonably expect to receive from an Investment Fund if the Fund's interest were redeemed at the time of valuation, based on information reasonably available at the time the valuation is made and that the Fund believes to be reliable. In the event that an Investment Fund does not report a fiscal period-end value to the Fund on a timely basis, the Fund would determine the fair value of such Investment Fund based on the most recent value reported by the Investment Fund, as well any other relevant information available at the time the Fund values its portfolio. Using the nomenclature of the hedge fund industry, any values reported as "estimated" or "final" values will reasonably reflect market values of securities for which market quotations are available or fair value as of the Fund's valuation date.

Prior to investing in any Investment Fund, the Adviser will conduct a due diligence review of the valuation methodology utilized by the Investment Fund, which as a general matter will utilize market values when available and will otherwise utilize principles of fair value that the Adviser reasonably believes to be consistent with industry practice and compatible with the valuation methods used by the Fund for valuing its own investments. The Adviser is required to make an affirmative determination that using the valuation methodology of the Investment Fund to value the Fund's investment in such fund is not inconsistent with the Adviser's and the Board of Manager's fiduciary obligations under the Advisers Act and the 1940 Act. Prior to investing in any Investment Fund, the Adviser will also confirm that the Investment Fund is obligated to inform its investors, in a timely fashion, of any material changes to its valuation methodology.

The Fund's valuation procedures require the Adviser to consider all relevant information available at the time the Fund values its portfolio. The Adviser and/or the Board of Managers will consider such information and may conclude in certain circumstances that the information provided by the Investment Manager of an Investment Fund does not represent the fair value of the Fund's interests in the Investment Fund.

As part of its consideration of all relevant information, the Adviser monitors all Investment Funds and compares the individual monthly results of each Investment Fund with that of other hedge fund managers that use the same type of investment strategy. In the unusual circumstance where an Investment Fund's performance is not in line with its peer group, the Adviser will contact the Investment Manager and attempt to find a logical and reasonable explanation for the disparity in returns. Any outlying results, either positive or negative, are followed up with the Investment Manager to determine the cause and to see if further review of the situation is required.  If, based on relevant information available to the Adviser at the time the Fund values its portfolio, the Adviser concludes that the value provided by the Investment Fund does not represent the fair value of the Fund's interests in the Investment Fund, the Adviser will take steps to recommend a fair value for the Fund's interests in the Investment Fund to the Board of Managers for its consideration.

Although the procedures approved by the Board of Managers provide that the Adviser will review the valuations provided by the Investment Managers to the Investment Funds, neither the Adviser nor the Board of Managers will be able to confirm independently the accuracy of valuations provided by such Investment Managers (which are unaudited). The Adviser does not generally have access to all necessary financial and other information relating to the Investment Funds, including information about the securities in which the Investment Funds invest or their valuation, in order to determine independently the Investment Funds' net asset values.

The Fund's interest in an Investment Fund is valued at an amount equal to the Fund's capital account in the Investment Fund which issued such interest, as determined pursuant to the instrument governing such issuance. As a general matter, the governing instruments of the Investment Funds in which the Fund invests provide that any securities or investments which are illiquid, not traded on an exchange or in an established market or for which no value can be readily determined, will be assigned such fair value as the respective Investment Managers may determine in their judgment based on various factors. Such factors depend on the type of security being valued and include, but are not limited to, aggregate dealer quotes or independent appraisals. Such valuations may not be indicative of what actual fair market value would be in an active, liquid or established market. Prospective investors should be aware that Investment Managers may face a conflict of interest in valuing the Investment Fund's securities because the values given to the securities will affect the Investment Managers' compensation.

Although redemptions of interests in Investment Funds are subject to advance notice requirements, Investment Funds will typically make available net asset value information to holders which will represent the price at which, even in the absence of redemption activity, the Investment Fund would have effected a redemption if any such requests had been timely made or if, in accordance with the terms of the Investment Fund's governing documents, it would be necessary to effect a mandatory redemption. Following procedures adopted by the Board of Managers, in the absence of specific transaction activity in interests in a particular Investment Fund, the Fund would consider whether it was appropriate, in light of all relevant circumstances, to value such a position at its net asset value as reported at the time of valuation, or whether to adjust such value to reflect a premium or discount to net asset value. In accordance with generally accepted accounting principles and industry practice, the Fund may not always apply a discount in cases where there was no contemporaneous redemption activity in a particular Investment Fund. In other cases, as when an Investment Fund imposes extraordinary restrictions on redemptions, or when there have been no recent transactions in Investment Fund interests, the Fund may determine that it was appropriate to apply a discount to the net asset value of the Investment Fund. Any such decision would be made in good faith, and subject to the review and supervision of the Board of Managers.

The valuations reported by the Investment Managers of the Investment Funds, upon which the Fund calculates its fiscal period-end net asset value, may be subject to later adjustment, based on information reasonably available at that time. For example, fiscal year-end net asset value calculations of the Investment Funds are audited by those funds' independent auditors and may be revised as a result of such audits. Other adjustments may occur from time to time. Such adjustments or revisions, whether increasing or decreasing the net asset value of the Fund at the time they occur, because they relate to information available only at the time of the  adjustment or revision, will not affect the amount of the repurchase proceeds of the Fund received by Members whose Interests were repurchased prior to such adjustments and who received their repurchase proceeds. As a result, to the extent that such subsequently adjusted valuations from the Investment Managers or revisions to net asset value of an Investment Fund adversely affect the Fund's net asset value, the outstanding Interests will be adversely affected by prior repurchases to the benefit of Members whose Interests were repurchased at a net asset value higher than the adjusted amount. Conversely, any increases in the net asset value of the Interests resulting from such subsequently adjusted valuations will be entirely for the benefit of the outstanding Interests and to the detriment of Members whose Interests were previously repurchased at a net asset value per Interest lower than the adjusted amount. The same principles apply to the purchase of Interests. New Members may be affected in a similar way.

The procedures approved by the Board of Managers provide that, where deemed appropriate by the Adviser and consistent with the rules governing valuation of portfolio securities under the 1940 Act, investments in Investment Funds may be valued at cost. Cost would be used only when cost is determined to best approximate the fair value of the particular security under consideration. For example, cost may not be appropriate when the Fund is aware of sales of similar securities to third parties at materially different prices or in other circumstances where cost may not approximate fair value (which could include situations where there are no sales to third parties). In such a situation, the Fund's investment will be revalued in a manner that the Adviser, in accordance with procedures approved by the Board of Managers, determines in good faith best reflects approximate market value. The Board of Managers will oversee the valuation policies utilized by the Adviser as to their fairness to the Fund and consistency with the Fund's valuation procedures.

Investment Environment

Many factors affect the appeal and availability of investments in the securities that are the focus of the Investment Funds.  General economic conditions may affect an Investment Fund's activities. Interest rates and general levels of economic activity may affect the value and number of investments made or considered for prospective investment by the Investment Fund.  In addition, events in the sub-prime mortgage market and other areas of the fixed income markets have caused significant dislocations, illiquidity and volatility in the structured credit, leveraged loan and high-yield bond markets, as well as in the wider global financial markets.  To the extent that issuers of the Investment Fund's investments participate in such markets, the results of their operations may suffer.  In addition, to the extent that such marketplace events continue (or worsen), this may have an adverse impact on the availability of credit to businesses generally and could lead to an overall weakening of the U.S. and global economies.  Any resulting economic downturn could adversely affect the financial resources of the Investment Fund's investments (in particular those investments that provide credit to third parties or that otherwise participate in the credit markets) and their ability to make principal and interest payments on, or refinance, outstanding debt when due.  In the event of such defaults, the Investment Fund could lose both invested capital in, and anticipated profits from, the affected portfolio companies.  Such marketplace events have also caused a decrease in the availability of financing (and an increase in the interest cost) for leveraged transactions, which may impair the Investment Fund's ability to consummate certain transactions or cause the Investment Fund to enter into such transactions on less attractive terms.

Money Market Instruments

Each Investment Manager may invest, for defensive purposes or otherwise, some or all of an Investment Fund's assets in high quality fixed-income securities, money market instruments, and money market mutual funds, or hold cash or cash equivalents in such amounts as the Investment Manager deems appropriate under the circumstances.  Pending allocation of the offering proceeds and thereafter, from time to time, the Fund also may invest in these instruments.  Money market instruments are high quality, short-term fixed-income obligations, which generally have remaining maturities of one year or less, and may include U.S. Government Securities, commercial paper, certificates of deposit and bankers' acceptances issued by domestic branches of United States banks that are members of the Federal Deposit Insurance Corporation, and repurchase agreements.

Lending Portfolio Securities

Some or all of the Investment Managers may lend securities from their portfolios to brokers, dealers and other financial institutions needing to borrow securities to complete certain transactions.  The lending portfolio continues to be entitled to payments in amounts equal to the interest, dividends or other distributions payable on the loaned securities which affords it an opportunity to earn interest on the amount of the loan and on the loaned securities' collateral.  An Investment Fund might experience loss if the institution with which the Investment Fund has engaged in a portfolio loan transaction breaches its agreement with the Investment Fund.

When-Issued and Forward Commitment Securities

Some or all of the Investment Managers may purchase securities on a "when-issued" basis and may purchase or sell securities on a "forward commitment" basis in order to hedge against anticipated changes in interest rates and prices.  These transactions involve a commitment by an Investment Fund to purchase or sell securities at a future date (ordinarily one or two months later).  The price of the underlying securities, which is generally expressed in terms of yield, is fixed at the time the commitment is made, but delivery and payment for the securities takes place at a later date.  No income accrues on securities that have been purchased pursuant to a forward commitment or on a when-issued basis prior to delivery to the Investment Fund.  When-issued securities and forward commitments may be sold prior to the settlement date.  If an Investment Fund disposes of the right to acquire a when-issued security prior to its acquisition or disposes of its right to deliver or receive against a forward commitment, it may incur a gain or loss.  These transactions, when effected by the Fund, will be subject to the Fund's limitation on indebtedness unless, at the time the transaction is entered into, a segregated account consisting of cash, U.S. Government Securities or liquid securities equal to the value of the when-issued or forward commitment securities is established and maintained.  There is a risk that securities purchased on a when-issued basis may not be delivered and that the purchaser of securities sold by an Investment Manager on a forward basis will not honor its purchase obligation.  In such cases, an Investment Fund may incur a loss.

Restricted and Illiquid Investments

Although it is anticipated that most Investment Funds will invest primarily in publicly traded securities, they generally may invest a portion of the value of their total assets in restricted securities and other investments which are illiquid.  Restricted securities are securities that may not be sold to the public without an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), or, if they are unregistered, may be sold only in a privately negotiated transaction or pursuant to an exemption from registration.

Where registration is required to sell a security, an Investment Fund may be obligated to pay all or part of the registration expenses, and a considerable period may elapse between the decision to sell and the time the Investment Manager may be permitted to sell a security under an effective registration statement.  If, during such period, adverse market conditions were to develop, an Investment Fund might obtain a less favorable price than prevailed when it decided to sell.  Investment Managers may be unable to sell restricted and other illiquid securities at the most opportune times or at prices approximating the value at which they purchased such securities.

In addition, the Fund's interests in unregistered Investment Funds are themselves illiquid and subject to substantial restrictions on transfer.  The Fund may liquidate an interest and withdraw from an Investment Fund pursuant to limited withdrawal rights.  In general, most of the Investment Funds in which the Fund invests provide for periodic withdrawals of capital ranging from monthly to annually and, in some cases, have lock up provisions under which the Fund may not withdraw capital for a specified period after the date of its contribution, which may be up to three years.  Additionally, the governing documents of the Investment Funds generally provide that the Investment Fund may suspend, limit or delay the right of its investors, such as the Fund, to withdraw capital.  The illiquidity of these interests may adversely affect the Fund were it to have to sell interests at an inopportune time.

Proprietary Investment Strategies

The Investment Funds may use proprietary investment strategies that are based on considerations and factors that are not fully disclosed to the Adviser or the Fund.  These strategies may involve risks under some market conditions that are not anticipated by the Investment Fund, the Adviser or the Fund.  The Investment Funds generally use investment strategies that differ from those typically employed by traditional managers of portfolios of stocks and bonds.  The strategies employed by the Investment Funds may involve significantly more risk and higher transaction costs than more traditional investment methods.  In addition, it is possible that the performance of the Investment Funds may be closely correlated to some market conditions, resulting (if those returns are negative) in significant losses to the Fund.

ITEM 18.  MANAGEMENT.

NAME, YEAR OF BIRTH AND POSITION WITH THE FUND	TERM OF OFFICE AND LENGTH OF TIME SERVED	PRINCIPAL OCCUPATION DURING PAST 5 YEARS	NUMBER OF FUNDS IN FUND COMPLEX OVERSEEN BY MANAGER1	OTHER DIRECTORSHIPS HELD DURING PAST 5 YEARS

Disinterested Managers

Stephen C. Roussin (Born in 1963) Manager	Term – Indefinite; Length – Since June, 2011	Campbell & Co., President (June 2011 - present) UBS Wealth Management, Managing Director, Head of Investment Solutions (2004 through 2009)	2

Jonas B. Siegel (Born in 1943) Manager	Term – Indefinite; Length – Since June, 2011	Granite Capital International Group, L.P., Managing Director, Chief Administrative Officer and Chief Compliance Officer ("CCO") (1994-present) Granum Series Trust, Vice President, Secretary, Treasurer and CCO (1997-2007) Granum Securities, LLC, President, Chief Administrative Officer and CCO (1997-2007)	2
Independent Trustee of Gottex Multi-Asset Endowment Fund complex (three closed-end investment companies); Independent Trustee of Gottex Multi-Alternatives Fund complex (three closed-end investment companies)
Member of the Board of Trustees, Trust for Professional Managers (open-end management investment company)

Interested Managers

Thomas W. Strauss2 (Born in 1942) Manager	Term – Indefinite; Length – Since June, 2011	CEO and President of Ramius LLC RCG Holdings LLC (f/k/a Ramius LLC), Managing Member (1995 through 2009)	2

NAME, YEAR OF BIRTH AND POSITION WITH THE FUND	TERM OF OFFICE AND LENGTH OF TIME SERVED	PRINCIPAL OCCUPATION DURING PAST 5 YEARS	NUMBER OF FUNDS IN FUND COMPLEX OVERSEEN BY MANAGER1	OTHER DIRECTORSHIPS HELD DURING PAST 5 YEARS

Officers who are not Managers

Vikas Kapoor (Born in 1971) Co-Chief Executive Officer	Term – Indefinite; Length – Since June, 2011	Ramius Alternative Solutions LLC, Managing Director and Head of Portfolio Construction and Risk Management Arden Asset Management, Managing Director	N/A	N/A

Stuart Davies (Born in 1969) Co-Chief Executive Officer	Term – Indefinite; Length – Since June, 2011	Ramius Alternative Solutions LLC, Managing Director and Chief Investment Officer Ivy Asset Management, Managing Director and Global Head of Investments	N/A	N/A

John McLaughlin (Born in 1959) Chief Financial Officer	Term – Indefinite; Length – Since June, 2011	Ramius Alternative Solutions LLC, Director and the Controller and Treasurer	N/A	N/A

Brian Ferko (Born in 1971) Chief Compliance Officer	Term – Indefinite; Length – Since June, 2011	Aberdeen Asset Management Inc, Head Compliance US and Chief Compliance Officer	N/A	N/A

1The Fund Complex also includes Ramius IDF LLC (the "Feeder Fund").

2Manager is an "interested person" (as defined by the 1940 Act) of the Fund.

The Managers serve on the Board of Managers for terms of indefinite duration.  A Manager's position in that capacity will terminate if the Manager is removed, resigns or is subject to various disabling events such as death, incapacity or bankruptcy.  A Manager may resign at any time (upon prior written notice to the other Managers), and may be removed either by vote of two-thirds (2/3) of the Managers not subject to the removal vote or by a vote of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members.  In the event of any vacancy in the position of a Manager, the remaining Managers may appoint an individual to serve as a Manager so long as immediately after the appointment at least two-thirds (2/3) of the Managers then serving have been elected by Members.  The Board of Managers may call a meeting of Members to fill any vacancy in the position of a Manager, and must do so in writing within 60 days after any date on which Managers who were elected by Members cease to constitute a majority of the Managers then serving.

Additional Information about the Managers

The Managers believe that each Manager's experience, qualifications, attributes or skills on an individual basis and in combination with those of the other Managers lead to the conclusion that the Managers possess the requisite experience, qualifications, attributes and skills to serve on the Board of Managers.  Mr. Strauss, the chief executive officer of Ramius LLC, serves as principal manager of the Board of Managers (the "Principal Manager").  Although he is an Interested Manager, the Board of Managers believes that by having the chief executive officer of Ramius LLC serve as Principal Manager, it can more effectively conduct the regular business of the Fund and that through its regularly-scheduled executive sessions, the Independent Managers have an adequate opportunity to serve as an independent, effective check on management to protect shareholders' interests.  Furthermore, the Board of Manager's Audit and Nominating Committees, which are comprised exclusively of Independent Managers, perform critical functions for the Fund's governance and operations.  Although the Fund does not have a "lead" Independent Manager, the Board of Managers believes that adequate independent leadership is present given the relatively small size of the Board of Managers and that each of the Board of Manager's critical committees (Audit and Nominating) is chaired by an Independent Manager.

Although the Board of Managers does not have a formal diversity policy, the Board of Managers endeavors to comprise itself of members with a broad mix of professional backgrounds.  Thus, the Nominating Committee and the Board of Managers accords particular weight to the individual professional background of each Manager, as set forth in their biographies included in the table above.  In considering each individual for election as Managers, the Nominating Committee and the Board of Managers took into account a variety of factors, including each Manager's professional background and experience.  The Independent Managers also considered that Mr. Strauss is not an Independent Manager, but recognized that he is the chief executive officer of the Adviser, and, as such, helps foster the Board of Manager's direct access to information regarding the Adviser, which is the Fund's most significant service provider.

The following table sets forth certain information regarding the compensation expected to be received by the Managers who are not "interested persons" (as defined by the 1940 Act) of the Fund or the Adviser (the "Independent Managers") from the Fund and from all registered investment companies for which the Adviser or its affiliates serve as investment adviser for the fiscal year ending March 31, 2011.  No compensation is paid by the Fund to Managers who are "interested persons" (as defined by the 1940 Act) of the Fund or the Adviser.  A majority of the Managers are Independent Managers.

COMPENSATION TABLE FOR FISCAL YEAR
ENDING MARCH 31, 2011

Name of Person	Compensation from Fund	Pension or Retirement Benefits Accrued as Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation from Fund Complex*

Stephen C. Roussin	$7,500	$0	$0	$15,000	(2)

Jonas B. Siegel	$7,500	$0	$0	$15,000	(2)

*                            The total compensation paid by the Fund Complex is estimated for the fiscal year ending March 31, 2012.  The parenthetical number represents the number of affiliated investment companies from which such person receives compensation. The "Fund Complex" consists of the Feeder Fund and the Fund.

Each Independent Manager will receive an annual retainer in the aggregate amount of $15,000 divided evenly between the Fund and the Feeder Fund, and the Fund reimburses the Independent Managers for their reasonable out-of-pocket expenses.  The Managers do not receive any pension or retirement benefits from the Fund.

The Board of Managers has established an Audit Committee.  The function of the Audit Committee is to (i) to approve, and recommend to the full Board of Managers for its approval, the selection and appointment of the independent registered public accounting firm to be retained by the Fund each fiscal year; (ii) to meet with the Fund's independent registered public accounting firm as the Audit Committee deems necessary; (iii) to review and approve the fees charged by the independent registered public accounting firm for audit and non-audit services; (iv) to oversee the Fund's risk management processes by, among other things, meeting with the Fund's auditors and overseeing the Fund's disclosure controls and procedures (including the Fund's internal controls over financial reporting); and (v) to report to the full Board of Managers on a regular basis and to make recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.  The Audit Committee currently is comprised of each of the Independent Managers.  The Board of Managers oversees the Fund's risk management processes primarily through the functions performed by the Audit Committee, as described above.

The Board of Managers has also formed a Nominating Committee comprised of the Independent Managers to which the discretion to select and nominate candidates to serve as Independent Managers has been committed.  While the Nominating Committee is solely responsible for the selection and nomination of the Company's Independent Managers, the Nominating Committee may consider nominations for the office of Independent Manager made by investors in the Company or by Company management as it deems appropriate.  Members who wish to recommend a nominee should send nominations to Mr. Strauss that include biographical information and set forth the qualifications of the proposed nominee.

Because the Company is newly organized, no meetings of the Audit Committee or Nominating Committee have been held as of the date of this Registration Statement.

The following table sets forth the dollar range of equity securities beneficially owned by each Manager as of the date of this Registration Statement.

No Independent Manager owns beneficially or of record any security of the Adviser or any person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Fund or the Adviser.

Name of Manager	Dollar Range of Equity Securities of the Fund	Aggregate Dollar Range of Equity Securities of All Registered Investment Companies Overseen by Manager in Family of Investment Companies

Stephen C. Roussin	None	None

Jonas B. Siegel	None	None

ITEM 19.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

As the sole member of the Registrant, Ramius Alternative Solutions LLC is deemed to be a control person of the Registrant.  For purposes of this item, "control" means (1) the beneficial ownership, either directly or through one or more controlled companies, of more than 25 percent of the voting securities of a company; (2) the acknowledgment or assertion by either the controlled or controlling party of the existence of control; or (3) an adjudication under Section 2(a)(9) of the 1940 Act, which has become final, that control exists.

ITEM 20.  INVESTMENT ADVISORY AND OTHER SERVICES.

The Adviser, Ramius Alternative Solutions LLC, serves as the investment adviser of the Fund.  The Adviser is an indirect, wholly-owned subsidiary of Cowen Group, Inc. ("Cowen"), a leading diversified financial services firm that provides alternative investment management, investment banking, research and sales and trading services through its two principal business units, Ramius and Cowen and Company, LLC.  Cowen is a publicly held company.  The managing member of the Adviser is Ramius LLC, a wholly-owned subsidiary of Cowen. The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.  The Adviser and its affiliates serve as the investment advisers or sub-advisers of various private investment companies and other registered investment companies.  The offices of the Adviser are located at 599 Lexington Avenue, 19th Floor, New York, NY 10022, and its telephone number is 212-845-7900.

The Adviser and the companies controlling the Adviser (including Cowen) may be deemed to "control" the Fund, as such term is defined by the 1940 Act.

UMB Bank, n.a. (the "Custodian") serves as the custodian of the assets of the Fund, and may maintain custody of such assets with domestic and foreign subcustodians (which may be banks, trust companies, securities depositories and clearing agencies), approved by the Board of Managers in accordance with the requirements set forth in Section 17(f) of the 1940 Act and the rules adopted thereunder.  Assets of the Fund are not held by the Adviser or commingled with the assets of other accounts, except to the extent that securities may be held in the name of the Custodian or a subcustodian in a securities depository, clearing agency or omnibus customer account.

The Board of Managers has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Fund.  PricewaterhouseCoopers LLP principal business address is located at 300 Madison Avenue, New York, New York, 10017.

ITEM 21.  PORTFOLIO MANAGERS

Portfolio Management:  The day-to-day management of the Fund's portfolio, subject to such policies as may be adopted by the Board of Managers, will be the responsibility of the Adviser's Investment Management Committee (the "Portfolio Manager"), which is made up of the following individuals: Thomas W. Strauss, Stuart Davies and Vikas Kapoor.

Thomas W. Strauss is the Chief Executive Officer of the Adviser, a position he has held since its inception in January 1998.  Mr. Strauss joined Ramius in 1995.

Stuart Davies is a Managing Director and the Chief Investment Officer of the Adviser, positions he has held since joining Ramius in January 2009.

Vikas Kapoor is a Managing Director and the Head of Risk Management and Portfolio Construction of the Adviser, positions he has held since joining Ramius in June 2008.

Below is additional information about the Portfolio Manager's compensation, other accounts managed by the Portfolio Manager, and the Portfolio Manager's ownership of securities in the Fund.

Other Funds and Accounts Managed

The following tables set forth information about funds and accounts for which the Portfolio Manager is primarily responsible for the day-to-day portfolio management as of March 31, 2011.

	Number of Accounts Managed	Number of Accounts Managed with Performance- Based Advisory Fees	Total Assets	Total Assets Managed with Performance- Based Advisory Fees
Registered investment companies	2	1	$38,676,634	$27,642,051
Other pooled investment vehicles	25	16	$718,727,391	$440,990,968
Other accounts	19	8	$2,439,251,901	$652,457,238

Compensation Program

The Portfolio Manager members' compensation is a combination of a fixed salary and a discretionary bonus.  The Adviser pays its portfolio managers' compensation in cash and a portion in Cowen stock. The discretionary bonus is not tied entirely to the performance or the value of assets of any funds managed by the Adviser.  The amount of salary and bonus paid to the portfolio managers is based on a variety of factors, including the financial performance of the company and the Adviser, execution of managerial responsibilities, quality of client interactions and teamwork support.  As part of their compensation, portfolio managers also have 401k plans that enable employees to direct a percentage of their pre-tax salary and bonus into a tax-qualified retirement plan.

Potential Material Conflicts of Interest

Real, potential or apparent conflicts of interest may arise should the Portfolio Manager or its members have day-to-day portfolio management responsibilities with respect to more than one fund.  The Portfolio Manager or its members may manage other accounts with investment strategies similar to the Fund, including other investment companies, pooled investment vehicles and separately managed accounts.  Fees earned by the Adviser may vary among these accounts and members of the Portfolio Manager may personally invest in these accounts. These factors could create conflicts of interest because the Portfolio Manager may have incentives to favor certain accounts over others, that could result in other accounts outperforming the Fund.  A conflict may also exist if the Portfolio Manager identifies a limited investment opportunity that may be appropriate for more than one account, but the Fund is not able to take full advantage of that opportunity due to the need to allocate that opportunity among multiple accounts.  In addition, the Portfolio Manager may execute transactions for another account that may adversely impact the value of securities held by the Fund.  However, the Adviser believes that these risks are mitigated by the fact that accounts with like investment strategies managed by the Portfolio Manager and its members are generally managed in a similar fashion and the Adviser has a policy that seeks to allocate opportunities on a fair and equitable basis.

Fund Ownership

As of the date of this Registration Statement, members of the Portfolio Manager do not own Interests.

ITEM 22.  BROKERAGE ALLOCATION AND OTHER PRACTICES.

Each Investment Manager is directly responsible for placing orders for the execution of portfolio transactions and the allocation of brokerage for the Investment Fund it manages.  Transactions on U.S. stock exchanges and on some foreign stock exchanges involve the payment of negotiated brokerage commissions.  On the great majority of foreign stock exchanges, commissions are fixed.  No stated commission is generally applicable to securities traded in over-the-counter markets, but the prices of those securities include undisclosed commissions or mark-ups.

The Adviser expects that each Investment Manager will generally select brokers and dealers to effect transactions on behalf of its Investment Fund substantially in the manner set forth below.  However, no guarantee or assurance can be made that an Investment Manager will adhere to, and comply with, its stated practices.  The Adviser generally expects that, in selecting brokers and dealers to effect transactions on behalf of its Investment Fund, each Investment Manager will seek to obtain the best price and execution for the transactions, taking into account factors such as price, size of order, difficulty of execution and operational facilities of a brokerage firm and the firm's risk in positioning a block of securities.  However, subject to appropriate disclosure, Investment Managers of Investment Funds that are not investment companies registered under the 1940 Act may select brokers on a basis other than that outlined above and may receive benefits other than research or that benefit the Investment Manager rather than its Investment Fund.  The Adviser considers the broker selection process employed by an Investment Manager in determining whether to invest in its Investment Fund.  Each Investment Manager generally will seek reasonably competitive commission rates.  However, Investment Managers will not necessarily pay the lowest commission available on each transaction.

Consistent with the principle of seeking best price and execution, an Investment Manager may place brokerage orders with brokers that provide the Investment Manager and its affiliates with supplemental research, market and statistical information, including advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities, and furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts.  The expenses of an Investment Manager are not necessarily reduced as a result of the receipt of this supplemental information, which may be useful to the Investment Manager or its affiliates in providing services to clients other than an Investment Fund.  In addition, not all of the supplemental information is used by the Investment Manager in connection with an Investment Fund in which the Fund invests.  Conversely, the information provided to the Investment Manager by brokers and dealers through which other clients of the Investment Manager and its affiliates effect securities transactions may be useful to the Investment Manager in providing services to an Investment Fund.

Transactions for any Investment Fund organized by the Fund will not be effected on a principal basis with the Adviser or any of its affiliates.  However, broker-dealer affiliates of the Adviser may effect brokerage transactions for such an Investment Fund.  These transactions would be effected in accordance with procedures adopted pursuant to Section 17(e) of the 1940 Act and Rule 17e-1 thereunder.  Among other things, pursuant to Section 17(e) those procedures would provide that when acting as broker for the Fund in connection with the sale of securities, the affiliated broker may receive compensation not exceeding the following limits:  (i) if the sale is effected on a securities exchange, the compensation may not exceed the "usual and customary broker's commission" (as defined in Rule 17e-1 under the 1940 Act); (ii) if the sale is effected in connection with a secondary distribution of securities, the compensation cannot exceed 2% of the sale price; and (iii) the compensation for sales otherwise effected cannot exceed 1% of the sales price.  Rule 17e-1 defines a "usual and customary broker's commission" as one that is fair compared to the commission received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on an exchange during a comparable period of time.

ITEM 23.  TAX STATUS.

The following is a summary of certain aspects of the income taxation of the Fund and its investments which should be considered by a prospective Member.  The Fund has not sought a ruling from the Internal Revenue Service (the "Service") or any other Federal, state or local agency with respect to any of the tax issues affecting the Fund, nor has it obtained an opinion of counsel with respect to any tax issues.

This summary of certain aspects of the Federal income tax treatment of the Fund is based upon the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, Treasury Regulations (the "Regulations") and rulings in existence on the date hereof, all of which are subject to change.  This summary does not discuss the impact of various proposals to amend the Code which could change certain of the tax consequences of an investment in the Fund.

THIS SUMMARY ALSO DOES NOT DISCUSS ALL OF THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO INSURANCE COMPANIES, WHICH ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS.  MOREOVER, THIS SUMMARY ALSO DOES NOT ADDRESS THE TAX TREATMENT AFFORDED TO OWNERS OF VARIABLE ANNUITY CONTRACTS AND HOLDERS OF VARIABLE LIFE INSURANCE POLICIES THAT ARE OFFERED BY THE MEMBERS.  ANY SUCH CONTRACT OWNERS AND POLICY HOLDERS ARE NOT MEMBERS AND DO NOT HAVE ANY RIGHTS AS SUCH.  SUCH CONTRACT OWNERS AND POLICY HOLDERS SHOULD REFER TO THEIR ANNUITY OR INSURANCE CONTRACTS AND RELATED EXPLANATORY MATERIALS FOR A DISCUSSION OF THE TAX TREATMENT OF CONTRACT OWNERS AND POLICY HOLDERS.

EACH PROSPECTIVE MEMBER SHOULD CONSULT WITH ITS OWN TAX ADVISOR IN ORDER FULLY TO UNDERSTAND THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE FUND.

Tax Treatment of Fund Operations

Classification of the Fund.  The Fund intends to operate as a partnership for Federal tax purposes that is not a publicly traded partnership taxable as a corporation.  If it were determined that the Fund should be taxable as a corporation for Federal tax purposes (as a result of changes in the Code, the Regulations or judicial interpretations thereof, a material adverse change in facts, or otherwise), the taxable income of the Fund would be subject to corporate income tax when recognized by the Fund; distributions of such income, other than in certain redemptions of Interests, would be treated as dividend income when received by the Members to the extent of the current or accumulated earnings and profits of the Fund; and Members would not be entitled to report profits or losses realized by the Fund. If it were determined that the Fund should be taxable as a corporation for Federal tax purposes, it could also adversely affect the Members' ability to satisfy the diversification requirements set forth in Regulations Section 1.817-5(b).

The Investment Funds in which the Fund invests may also operate as partnerships for Federal tax purposes.  Unless otherwise indicated, references in the following discussion to the tax consequences of Fund investments, activities, income, gain and loss, include the direct investments, activities, income, gain and loss of the Fund, and those indirectly attributable to the Fund as a result of its investment in an Investment Fund treated as a partnership for Federal tax purposes.

As a partnership, the Fund is not itself subject to Federal income tax.  The Fund files an annual partnership information return with the Service which reports the results of operations.  Each Member is required to report separately on its income tax return its distributive share of the Fund's net long-term capital gain or loss, net short-term capital gain or loss and all other items of ordinary income or loss.  Each Member is allocated its distributive share of the Fund's taxable income and gain regardless of whether it has received or will receive a distribution from the Fund.

Separate accounts of life insurance companies that want to obtain favorable tax treatment under the Code with respect to their investments must generally satisfy certain diversification requirements. The diversification rules generally provide a "look through" rule for certain entities, including entities that are treated as partnerships for Federal tax purposes that satisfy certain other requirements. The Fund intends that its status as partnerships for Federal tax purposes will allow the separate accounts to "look through" the Fund for purposes of satisfying these diversification requirements.

Allocation of Profits and Losses.  Under the Operating Agreement, the Fund's net capital appreciation or net capital depreciation for each accounting period is allocated among the Members and to their capital accounts without regard to the amount of income or loss actually recognized by the Fund for Federal income tax purposes.  The Operating Agreement provides that items of income, deduction, gain, loss or credit actually recognized by the Fund for each fiscal year generally are to be allocated for income tax purposes among the Members pursuant to the principles of Regulations issued under Sections 704(b) and 704(c) of the Code, based upon amounts of the Fund's net capital appreciation or net capital depreciation allocated to each Member's capital account for the current and prior fiscal years.  There can be no assurance, however, that the particular method of allocations used by the Fund will be accepted by the Service.  If such allocations are successfully challenged by the Service, the allocation of the Fund's tax items among the Members may be affected.

Under the Operating Agreement, the Board of Managers has the discretion to allocate specially an amount of the Fund's ordinary income and/or capital gain (including short-term capital gain) and deductions, ordinary loss and/or capital loss (including long-term capital loss) for Federal income tax purposes to a withdrawing Member to the extent that the Member's capital account exceeds, or is less than, as the case may be, its Federal income tax basis in its partnership interest.  There can be no assurance that, if the Board of Managers makes any such special allocations, the Service will accept such allocations.  If such allocations are successfully challenged by the Service, the Fund's tax items allocable to the remaining Members would be affected.

Tax Elections; Returns; Tax Audits.  The Code generally provides for optional adjustments to the basis of partnership property upon distributions of partnership property to a partner and transfers of partnership interests (including by reason of death) provided that a partnership election has been made pursuant to Section 754.  Under the Operating Agreement, the Board of Managers, in its sole discretion, may cause the Fund to make such an election.  Any such election, once made, cannot be revoked without the Service's consent.  The actual effect of any such election may depend on whether the Fund or any Investment Fund also makes such an election.  As a result of the complexity and added expense of the tax accounting required to implement such an election, the Board of Managers presently does not intend to make such election.

The Board of Managers decides how to report the partnership items on the Fund's tax returns.  In certain cases, the Fund may be required to file a statement with the Service disclosing one or more positions taken on its tax return, generally where the tax law is uncertain or a position lacks clear authority.  All Members are required under the Code to treat the partnership items consistently on their own returns, unless they file a statement with the Service disclosing the inconsistency.  Given the uncertainty and complexity of the tax laws, it is possible that the Service may not agree with the manner in which the Fund's items have been reported.  In the event the income tax returns of the Fund are audited by the Service, the tax treatment of the Fund's income and deductions generally is determined at the limited liability company level in a single proceeding rather than by individual audits of the Members.  A Member chosen by the Board of Managers and designated as the "Tax Matters Partner," has considerable authority to make decisions affecting the tax treatment and procedural rights of all Members.  In addition, the Tax Matters Partner has the authority to bind certain Members to settlement agreements and the right on behalf of all Members to extend the statute of limitations relating to the Members' tax liabilities with respect to Fund items.

Mandatory Basis Adjustments.  The Fund and certain Investment Funds are generally required to adjust their tax basis in their assets in respect of all Members in cases of partnership distributions that result in a "substantial basis reduction" (i.e., in excess of $250,000) in respect of the relevant partnership's property.  The Fund and certain Investment Funds also are required to adjust their tax basis in their assets in respect of a transferee, in the case of a sale or exchange of an interest, or a transfer upon death, when there exists a "substantial built-in loss" (i.e., in excess of $250,000) in respect of partnership property immediately after the transfer.  For this reason, the Fund will require (i) a Member who receives a distribution from the Fund in connection with a complete withdrawal, (ii) a transferee of an Interest (including a transferee in case of death) and (iii) any other Member in appropriate circumstances to provide the Fund with information regarding its adjusted tax basis in its Interest.

Foreign Taxes

It is possible that certain dividends and interest directly or indirectly received by the Fund from sources within foreign countries will be subject to withholding taxes imposed by such countries.  In addition, the Fund or an Investment Fund may also be subject to capital gains taxes in some of the foreign countries where they purchase and sell securities.  Tax treaties between certain countries and the United States may reduce or eliminate such taxes.  It is impossible to predict in advance the rate of foreign tax the Fund will pay since the amount of the Fund's assets to be invested in various countries is not known.

Certain Reporting Obligations

Certain U.S. persons ("potential filers") that own (directly or indirectly) more than 50% of the capital or profits of the Fund may be required to file Form TD F 90-22.1 (an "FBAR") with respect to the Fund's investments in foreign financial accounts.  Failure to file a required FBAR may result in civil and criminal penalties.  Potential filers should consult with their own advisors as to whether they are obligated to file an FBAR with respect to an investment in the Fund.

Tax Shelter Reporting Requirements

The Regulations require the Fund to complete and file Form 8886 ("Reportable Transaction Disclosure Statement") with its tax return for any taxable year in which the Fund participates in a "reportable transaction."  Additionally, each Member treated as participating in a reportable transaction of the Fund is generally required to file Form 8886 with its tax return (or, in certain cases, within 60 days of the return's due date).  If the Service designates a transaction as a reportable transaction after the filing of a taxpayer's tax return for the year in which the Fund or a Member participated in the transaction, the Fund and/or such Member may have to file Form 8886 with respect to that transaction within 90 days after the Service makes the designation.  The Fund and any such Member, respectively, must also submit a copy of the completed form with the Service's Office of Tax Shelter Analysis.  The Fund intends to notify the Members that it believes (based on information available to the Fund) are required to report a transaction of the Fund, and intends to provide such Members with any available information needed to complete and submit Form 8886 with respect to the Fund's transactions.  In certain situations, there may also be a requirement that a list be maintained of persons participating in such reportable transactions, which could be made available to the Service at its request.

A Member's recognition of a loss upon its disposition of an interest in the Fund could also constitute a "reportable transaction" for such Member, requiring such Member to file Form 8886.

A significant penalty is imposed on taxpayers who participate in a "reportable transaction" and fail to make the required disclosure.  The penalty is generally $10,000 for natural persons and $50,000 for other persons (increased to $100,000 and $200,000, respectively, if the reportable transaction is a "listed" transaction).  Investors should consult with their own advisors concerning the application of these reporting obligations to their specific situations.

State and Local Taxation

In addition to the Federal income tax consequences described above, prospective investors should consider potential state and local tax consequences of an investment in the Fund.  State and local tax laws differ in the treatment of limited liability companies such as the Fund.  A few jurisdictions may impose entity level taxes on a limited liability company if it is found to have sufficient contact with that jurisdiction.  A partnership in which the Fund acquires an interest may conduct a business in a jurisdiction that will subject to tax its Member's share of the partnership's income from that business.

One or more states may impose reporting requirements on the Fund and/or its Members in a manner similar to that described above in "Tax Shelter Reporting Requirements."  Investors should consult with their own advisors as to the applicability of such rules in jurisdictions which may require or impose a filing requirement.

The Fund should not be subject to the New York City unincorporated business tax, which is not imposed on a partnership which purchases and sells securities for its "own account."  (This exemption may not be applicable to the extent a partnership in which the Fund invests conducts a business in New York City.)

Each prospective Member should consult its tax adviser with regard to the New York State and New York City tax consequences of an investment in the Fund.

ITEM 24.  FINANCIAL STATEMENTS.

The Fund will issue a complete set of financial statements on an annual basis prepared in accordance with generally accepted accounting principles.

PART C- OTHER INFORMATION

ITEM 25.  FINANCIAL STATEMENTS AND EXHIBITS

1.           Financial Statements:

As of the filing date of the Registrant's Registration Statement, the Registrant has no assets, and accordingly, financial statements have been omitted.

2.           Exhibits:
(a)          (1)           Certificate of Formation.*

   (2)           Limited Liability Company Agreement.**

(b)          Not Applicable

(c)          Not Applicable

(d)          See Item 25(2)(a)(2)

(e)          Not Applicable

(f)           Not Applicable

(g)          Form of Investment Advisory Agreement.**

(h)          Not Applicable.

(i)           Not Applicable

(j)           Form of Custodian Services Agreement.**

(k)	(1)	Form of Administration and Accounting Services Agreement.**

(2)	Form of Master/Feeder Agreement between Fund and Ramius IDF LLC.**

(l)           Not Applicable

(m)         Not Applicable

(n)          Not Applicable

(o)          Not Applicable

(p)          Not Applicable

(q)          Not Applicable

(r)          (1)           Code of Ethics.**

(2)           Code of Ethics of Adviser.**

*  Previously filed as an Exhibit to the Registrant's Registration Statement on Form N-2 (File No. 811-22493), filed November 12, 2010.

**   Filed herewith.

ITEM 26.  MARKETING ARRANGEMENTS

Not Applicable.

ITEM 27.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

All figures are estimates:

Accounting fees and expenses	$100,000
Legal fees and expenses	$150,000
Printing and offering expenses	$1,000
Miscellaneous	$0

Total	$251,000

ITEM 28.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

After completion of the private offering of Interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant.

ITEM 29.  NUMBER OF HOLDERS OF SECURITIES

As of August 31, 2011, the number of record holders of each class of securities of the Registrant is shown below:

Title of Class	Number of Record Holders
Limited Liability Company Interests	1

ITEM 30.  INDEMNIFICATION

           Reference is made to Section 3.8 of Registrant's LLC Agreement.  Registrant hereby undertakes that it will apply the indemnification provision of the LLC Agreement in a manner consistent with Release 40-11330 of the Commission under the 1940 Act, so long as the interpretation therein of Sections 17(h) and 17(i) of such Act remains in effect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a Manager, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such Manager, officer or controlling person, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 31.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

Information as to the members and officers of Ramius Alternative Solutions LLC, the Investment Adviser, is included in its Form ADV as filed with the Commission (File No. 801-60159), and is incorporated herein by reference.

ITEM 32.  LOCATION OF ACCOUNTS AND RECORDS

J.D. Clark & Co. Inc., maintains certain required accounting related and financial books and records of the Fund at 2225 Washington Boulevard, Suite 300, Ogden, Utah, 84401-1409.  The other required books and records are maintained by Ramius Alternative Solutions LLC, the Adviser, at 599 Lexington Avenue, 19th Floor, New York, NY 10022.

ITEM 33.  MANAGEMENT SERVICES

Not applicable.

ITEM 34.  UNDERTAKINGS

Not Applicable.

Pursuant to the requirements of the 1940 Act, the Fund has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on the 14th day of September, 2011.

RAMIUS IDF MASTER FUND LLC
(Name of Registrant)

By:	/s/ Thomas W. Strauss
	Name:	Thomas W. Strauss
	Title:	Manager

EXHIBIT INDEX

EXHIBIT NUMBER		DOCUMENT DESCRIPTION

(a)	(2)	Limited Liability Company Agreement
(g)		Form of Management Agreement
(j)		Form of Custodian Services Agreement
(k)	(1)	Form of Administration and Accounting Services Agreement
(k)	(2)	Form of Master/Feeder Agreement between Fund and Ramius IDF LLC.
(r)	(1)	Code of Ethics
(r)	(2)	Code of Ethics of Adviser